Exhibit 99

-- WITH PHOTO -- TO BUSINESS AND MEDICAL EDITORS:

               Pfizer Inc Second-Quarter 2004 Performance Report

                         Pfizer Delivers Strong Results
                                      ---
           Quarterly Revenues Increase 24 Percent to $12.274 Billion,
 Reflecting Inclusion of Post-Acquisition Results of Pharmacia and Performance
                 of Pfizer's Industry-Leading Product Portfolio
                                      ---
             Second-Quarter Reported Net Income of $2.863 Billion;
                  Second-Quarter Reported Diluted EPS of $.38
                                      ---
                Second-Quarter Adjusted Income* Grows 54 Percent
            to $3.611 Billion; Second-Quarter Adjusted Diluted EPS*
                             Up 57 Percent to $.47
                                      ---
            Quarter Marked by U.S. Regulatory Submission of Macugen,
 E.U. Approval of Lyrica, U.S. Launches of Caduet and Spiriva, Announcement of
                             Pfizer Helpful Answers
                    Access Programs for America's Uninsured
                                      ---
              Pfizer Remains On Track to Submit an Industry-Record
                 20 Major U.S. Regulatory Filings in 2001-2006,
                    Including Several Filings Later in 2004
                                      ---
         Pfizer's Drug-Development Portfolio of New Molecular Entities
                    Now 20 Percent Larger Than One Year Ago
                                      ---
   Estimates of Full-Year 2004 Adjusted Income* of $16.3 Billion and Adjusted
                       Diluted EPS* of $2.13 Reconfirmed

    NEW YORK, July 21 /PRNewswire-FirstCall/ -- Pfizer today reported financial results for the second quarter of 2004. Prior-year results reflect legacy Pfizer, as well as legacy Pharmacia subsequent to the April 16, 2003, close of the Pharmacia acquisition.
    "Pfizer's financial results in the second quarter reflect the Company's fundamental soundness and resilience in the face of dynamic market conditions," said Hank McKinnell, chairman and chief executive officer. "Our bottom line remains unaffected by these conditions. While a more-challenging business environment, marked by new competition and the effects of less-favorable foreign-exchange rates than we anticipated, led us to revise our full-year 2004 revenue expectations from about $54 billion to between $52.5 billion and $53 billion, our current and future product portfolio offerings remain robust. Pfizer has fourteen category-leading products; the top five are performing especially well; and the market shows clear and substantial potential for their further growth. Also significantly, our new-product pipeline is the strongest in our history. These facts underpin our confidence that we will achieve our previously stated goals for 2004 adjusted net income* and adjusted diluted EPS.*
    "During the quarter, we achieved important milestones in advancing the next generation of Pfizer medicines to patients, including several major new-product filings, approvals, and launches. And we took significant new steps to help Americans -- especially the uninsured -- get the Pfizer medicines they need."
    Pfizer revenues for the second quarter of 2004 grew 24 percent to $12.274 billion, compared to the second quarter of 2003. Revenue growth was driven by the inclusion of post-acquisition results of legacy Pharmacia products, good performances across a broad range of products, and the weakening of the U.S. dollar relative to a number of other currencies.
    The Company's human pharmaceutical operations generated revenues of $10.704 billion, up 24 percent, in the second quarter. Revenues of Pfizer's Consumer Healthcare business were $869 million, up 21 percent. Pfizer's Animal Health revenues increased 26 percent in the period to $484 million.
    Reported second quarter net income of $2.863 billion and reported diluted earnings per share of $.38 included non-cash charges of $523 million relating to purchase accounting ($.05 per share) attributable to the acquisition of Pharmacia, merger-related costs of $224 million ($.03 per share), certain significant items of $20 million ($.01 per share), and income from discontinued operations of $19 million, all on an after-tax basis. Excluding these items, adjusted income* grew 54 percent to $3.611 billion, and adjusted diluted EPS* increased 57 percent to $.47, compared to the same period in 2003.

                   Significant Accomplishments in Enhancement
           of Current Products, Approval and Launch of New Products,
                    and Expansion of Patient Access Programs

    "Pfizer's pharmaceutical business sustained its high performance and industry leadership in the second quarter, led in part by the continued strong growth of all of our five top medicines," said Karen Katen, executive vice president of the company and president of Pfizer Global Pharmaceuticals.
"Both in the second quarter and through the year to date, our product performance and revenue growth have remained very strong -- in the top tier of the industry -- and that fact should not be obscured by our relatively minor revision of expected 2004 revenues," she said.
    "Our slight full-year revision is based on the confluence of four factors: the good health news that last winter's U.S. respiratory-infection season was mild, which affected sales of Zithromax; payers' cost-driven decisions, including a shift to over-the-counter substitutes for anti-allergy prescription medicines, which affected Pfizer less that it did our competitors, as well as severe, access-limiting measures imposed on the industry in Germany; new-product competition, notably in the erectile-dysfunction market, which nonetheless continues to be led by Viagra at 77 percent of total U.S. prescriptions and now shows favorable signs of share stabilization; and the impact of less favorable foreign-exchange-rate changes.
    "Our performance was strong despite these factors. Through restraint in spending, our 2004 bottom line will be unaffected. And going forward our expectations remain robust," Ms. Katen said.
    Eleven products -- Lipitor, Norvasc, Zoloft, Celebrex, Neurontin, Zithromax, Viagra, Zyrtec, Diflucan, Bextra, and Xalatan -- each achieved revenues of more than half a billion dollars in the first half of 2004. In the second quarter alone, Lipitor, the largest-selling drug in the world, had revenues of $2.363 billion, up 17 percent over the comparable quarter of 2003.
    "We introduced two major new medicines in the U.S. during the second quarter -- Caduet and Spiriva," Ms. Katen said. "We received approval for Lyrica in the E.U. We filed with the FDA for Macugen, an important new treatment for age-related macular degeneration.
    "We also announced a major new initiative, Helpful Answers, to help America's uninsured get our medicine -- free for the most needy and at deep discounts for those with more resources. This major evolutionary step indicates our broadening scope as a company -- beyond discovering, developing, and bringing to market new medicines -- to include the larger role of improving public health. By addressing the overall picture, we intend to help shift the public's focus toward the value of health while addressing the concerns of its costs.
    "This is important because the power of medicines to maintain and improve health is among the most efficient and effective forces in the healthcare sector. A recent flood of clinical proof reconfirms this fact. Indeed, the potential value of our medicines has been extended by recent clinical data.
    "For example, fresh evidence on statins, and the new U.S. guidelines it has driven, portend more growth potential for Lipitor," Ms. Katen said. "Landmark studies such as ASCOT-LLA, CARDS, PROVE-IT, REVERSAL, and ALLIANCE have demonstrated the dramatic health benefits of ever-lower cholesterol, as effected by Lipitor, benefits such as reduced strokes, heart attacks, and the need for invasive procedures. The medical community's growing recognition of this value means that in the U.S. alone, 18.5 million new patients could benefit from lipid-lowering therapy, elevating the number of Americans Lipitor could help to about 79 million, or 40 percent of all adults. This new evidence on Lipitor underscores the opportunities for even our major products to help substantially more patients.
    "Meanwhile, we continue to optimize our portfolio of leading medicines by supplementing our broadest-based therapeutics with specialty products that respond to urgent and unmet medical needs, in therapeutic categories ranging from cardiovascular health to oncology. Our emerging oncology portfolio, for instance, was validated by six presentations of new clinical data at the June meeting of the American Society of Clinical Oncology, putting Pfizer oncology again in the spotlight. One of the most promising reports was that the Pfizer experimental compound Sutent (SU-11248) shrank tumors in one-third of patients with metastatic renal-cell cancer and halted growth in 37 percent more.
    "Pfizer is also aggressively addressing a central issue in the current debate over healthcare delivery: barriers to access, most notably affordability. Our efforts extend and enhance millions of lives worldwide, and we're deeply dedicated to finding life-saving and -enhancing medicines for future generations. But the miracles of modern medicine mean nothing to patients who can't get them. For instance, an estimated 43 million of America's residents today lack health insurance, and another 17 million with health insurance don't have prescription coverage.
    "Pfizer responded to this problem by announcing our Helpful Answers program this month," Ms. Katen said. "It extends Pfizer's longstanding efforts to help Americans obtain a safe, secure supply of affordable pharmaceuticals. It will help all uninsured Americans, regardless of age or income, get Pfizer medicines at deep discounts, or even free, and to navigate the confusing maze of available programs to cut their prescription costs.
    "We named the program Helpful Answers because its components include a toll-free number with live-operator help and website support to help clarify which Pfizer and government programs are more suited to people's specific circumstances and needs.
    "By giving the uninsured buying power equal to the insured's, and by providing a safety net for the poorest, Pfizer's Helpful Answers initiative in the U.S. continues the Company's longstanding worldwide tradition of helping people get the medicines and care they need," Ms. Katen said.
    "Other examples of how we're addressing affordability and access problems include Pfizer's Diflucan Partnership and the International Trachoma Initiative, two programs making major strides in treating and eliminating certain devastating, preventable diseases in developing countries. We're also partnering with the International Longevity Center in Europe to find solutions for Europe's rapidly aging population -- a significant public-health issue confronting the continent -- exploring viable solutions for the continent's overburdened healthcare and pension systems.
    "More than a pharmaceutical company, Pfizer is a health company," Ms. Katen concluded. "With our medicines and our programs, we're helping patients and the medical community exert more control over individual health with tools ranging from better wellness education, to prevention, to early diagnosis and intervention, to medically appropriate and cost-effective care, to improved doctor-patient communication.
    "Pfizer is committed to adding not just years to life, but life to years. Our work to develop new and better medicines for the future, and to make sure that people get the unfettered and timely access to medicines they need, demonstrates with action, not words, our deep belief that good health results in better quality of life for patients and benefits the bottom line for all society as well."
    Performance milestones for marketed products during the second quarter include the following:

    Lipitor
    -- A supplemental filing to include the results of the REVERSing
       Atherosclerosis with Aggressive Lipid Lowering (REVERSAL) clinical trial was submitted in the E.U. in April 2004. These results showed clearly and for the first time that aggressively lowering cholesterol levels with a statin, Lipitor 80 mg, stopped the progression of atherosclerosis, as measured by intravascular ultrasound.

    -- Data from the Collaborative Atorvastatin Diabetes Study (CARDS), presented at the recent American Diabetes Association meeting, showed that the use of Lipitor can reduce the risk of a first major cardiovascular event by 37 percent, the risk of a stroke by 48 percent, and mortality by 27 percent in type 2 diabetes patients with relatively low LDL-cholesterol levels. An estimated 150 million people worldwide suffer from diabetes. Without effective treatment, about 65 percent of diabetics will suffer a heart attack or stroke, a rate up to four times higher than for non-diabetics.

    -- Lipitor's value was further strengthened by a study published in the Journal of the American College of Cardiology, which found that heart-failure patients on statins were 55 percent less likely to die during the year after they were prescribed the medicines. Statins reduced mortality for heart failure even in patients who did not have high cholesterol.

    -- Recent data have suggested benefits of statins in the treatment of Alzheimer's disease, rheumatoid arthritis, colorectal cancer, macular degeneration, and glaucoma. For example, a pilot study presented at the International Symposium on Advances in Alzheimer's Therapy showed that the use of Lipitor in Alzheimer's patients slowed cognitive decline and depressive symptoms over a one-year period. Also, The Lancet recently published a study showing that Lipitor may help ease the symptoms of rheumatoid arthritis.

    Caduet
    -- Caduet, the first-ever single medication to treat two cardiovascular risk factors simultaneously, was launched in May in the U.S. This dual therapy of Lipitor and Norvasc is available in multiple dosages to offer physicians a variety of treatment options.

    -- Caduet represents a bold change in how physicians treat cardiovascular risk.  About 30 million Americans have been diagnosed with high blood
       pressure and high cholesterol.   Both are important risk factors for
       coronary heart disease, which is the country's leading cause of death. When these conditions occur together, as they do in 35 to 50 percent of patients with either condition, they further increase a patient's risk of heart disease and stroke. Yet these two very common conditions remain significantly underdiagnosed and undertreated. It is estimated that fewer than 10 percent of these patients are actually reaching their treatment targets for both conditions.

    -- Early physician feedback is positive. Caduet can be integrated into a wide range of treatment regimens for a broad range of patients with blood-pressure and cholesterol-lowering needs. So far, 80 percent of Caduet sales are new business, coming from patients other than those already taking Norvasc and Lipitor together. Primary-care physicians in particular appreciate the unique value of Caduet, as half of general prescribers already confirm the value of Caduet and their intent to prescribe the product.

    -- As a first-in-kind treatment for both hypertension and dyslipidemia, Caduet must overcome long-established treatment practices of managing cardiovascular risk factors in isolation. Market adoption is likely to take time. However, the launch of Caduet is having an immediate market impact, compelling physicians to consider and act upon managing blood pressure and cholesterol concurrently.

    -- Early patient response to Caduet has been very enthusiastic. Patients appreciate the fact that Caduet allows them to take fewer pills and reduce their co-payments. Research indicates that these factors may improve patients' perceived quality of life.

    Norvasc
    -- Results from the Valsartan Antihypertensive Long-term Use Evaluation
       (VALUE) study, a six-year Novartis-sponsored trial comparing Diovan and Norvasc, showed that patients taking Norvasc achieved superior blood-pressure control and had significantly fewer heart attacks. In addition, Norvasc patients reached lower blood-pressure levels earlier, maintained better blood-pressure control through the trial, and were treated with fewer add-on medications. These data were presented at the European Society of Hypertension meeting and published online in The Lancet. These results further confirm Norvasc's longstanding status as a leading antihypertensive with proven efficacy and safety, as well as its demonstrated ability to reduce cardiovascular events.

    Viagra
    -- In a study presented at the American Urological Association meeting, Viagra improved erectile function for men after prostate-cancer surgery. Erectile dysfunction is seen in more than 90 percent of patients who have undergone this procedure.

    -- In mid-April, Pfizer introduced the Value Card for Viagra. This program, which is designed to facilitate access for patients, offers a free Viagra prescription for every six eligible prescriptions filled and includes a patient-education component. Since the launch of the card, more than 54,000 patients have enrolled.

    -- On a global basis, the erectile-dysfunction market continues to grow at an impressive rate of nearly 25 percent. We believe this reflects the significant number of men who are suffering with this condition and can be helped by Viagra. Given that Viagra has maintained a leading market share of 73 percent on a worldwide basis, it clearly remains the world's therapeutic standard in its category, with an unrivaled track record of safety and efficacy, and is well positioned to take advantage of continued growth in the erectile-dysfunction market.

    Spiriva
    -- Since its U.S. launch in mid-May, Spiriva, which is being co-promoted by Pfizer and the product's discoverer Boehringer Ingelheim, has received more than 55,000 new prescriptions and achieved a 1.5-percent share of the chronic obstructive pulmonary disease market.

    -- Spiriva is available in more than 40 countries, including the U.K., Germany, and Spain. Spiriva's market share is trending steadily upward in every market, indicating that physicians are increasingly recognizing its benefits.

    Celebrex
    -- In May, the E.U.'s Committee for Proprietary Medicinal Products reaffirmed the safety of Celebrex, Bextra, and Dynastat after a two-year review.

    -- A study published in the May 29 issue of The Lancet showed that elderly patients on Celebrex had no increase in hospital admissions for congestive heart failure (CHF) versus patients on placebo, compared to an 80-percent increase in hospitalizations for CHF among patients treated with Vioxx and a 40-percent increase among patients treated with non-selective non-steroidal anti-inflammatory drugs.

    Relpax
    -- New clinical data presented at the American Headache Society showed that 71 percent of migraine patients taking a 40-mg dose of Relpax within 30 minutes of pain onset were pain-free after two hours, versus only 23 percent of patients taking placebo.

    Viracept
    -- Pfizer launched a new 625-mg formulation of Viracept that reduces the number of pills patients must take from five tablets twice daily to two tablets twice daily, thereby helping to improve patient compliance.

    Geodon
    -- The approval of Geodon oral suspension was granted in 10 E.U. states in June 2004.

    Zithromax
    -- Use of Zithromax for treatment of sexually transmitted diseases was approved in Japan in May 2004.

    Ellence
    -- A supplemental filing to include ten-year efficacy and safety data in the Ellence package insert was submitted to the FDA in April 2004.

    Neurontin
    -- A filing for use of Neurontin in epilepsy was submitted in Japan in April 2004.

           New Product Filings and Expansion of Development Pipeline
                       Highlight R&D Achievements in 2004

    "We continue to be excited about R&D progress," said Dr. John LaMattina, president of Pfizer Global Research and Development. "Our pipeline of new drug candidates continues to expand. In fact, Pfizer's development portfolio of new molecular entities is about 20 percent larger than it was a year ago.
    "Our late-stage pipeline is on track to deliver 20 major New Drug Applications (NDAs) in the five-year period ending in 2006, an accomplishment unprecedented in the worldwide pharmaceutical industry. We have already filed seven of the 20, and we expect to file several more NDAs by the end of this year. In addition, an impressive group of earlier-stage product candidates will provide the new drug opportunities for sustained growth throughout this decade."
    Pfizer Global Research and Development has achieved a number of key objectives:

    Lyrica
    -- Lyrica, or pregabalin, our important next-generation treatment for neuropathic pain and epilepsy, received marketing authorization in the E.U. on July 6. Affecting an estimated three percent of Europeans, neuropathic pain is among the most difficult-to-treat chronic pain syndromes, with limited treatment options. In addition to providing better seizure control for patients with epilepsy, it may also improve nerve pain that results from multiple causes, including infection, injury, diabetes, cancer, and AIDS. Pregabalin was filed with U.S. regulators in October 2003 and is undergoing FDA review.

    Exubera
    -- A pooled analysis of two one-year studies presented at the American
       Diabetes Association meeting showed that patients who added Exubera, our inhaled-insulin product candidate in co-development with our partners Aventis and Nektar, to their treatment regimen experienced no clinically important negative effects on pulmonary function and maintained glycemic control. A regulatory submission for Exubera in the E.U. was completed in the first quarter of 2004.

    -- Diabetes is a growing health problem that currently affects about
       150 million people worldwide and is projected to affect about
       300 million people by 2025. More than 30 percent of people with type 2 diabetes will eventually need insulin. The injection requirements of current insulin therapies are a huge barrier to its use. Exubera demonstrates glucose lowering equivalent to insulin injections and improved glycemic control as compared to oral agents used alone.

    Macugen
    -- The U.S. filing for Macugen, a novel treatment for age-related macular degeneration (AMD) that Pfizer is developing in partnership with its discoverer, Eyetech Pharmaceuticals, Inc., was submitted to the FDA in June and has received a fast-track designation. An FDA Advisory Meeting on the compound is scheduled for August 27. We expect to submit the regulatory filing in the E.U. and other markets later this year. In Phase 2/3 clinical trial results reported at the American Academy of Ophthalmology, Macugen slowed vision loss in patients with all three subtypes of wet AMD, only one of which currently has FDA-approved therapy.

       Other key drug candidates continue to advance in late-stage development or regulatory review, including:

         - lasofoxifene, a selective estrogen modulator for osteoporosis;

         - indiplon, in development with Neurocrine Biosciences, Inc., for treatment of insomnia;

         - parecoxib, the injectable prodrug of valdecoxib, for treatment of acute pain;

         - Daxas, in co-development with Altana Pharma for chronic obstructive pulmonary disease and asthma, now under regulatory review in the E.U.;

         - SU-11248, an angiogenesis inhibitor for treatment of gastrointestinal stromal tumors, renal carcinoma, and other cancers;

         - edotecarin for colorectal cancer and glioma;

         - capravirine, a non-nucleotide reverse transcriptase inhibitor for treatment of HIV;

         - varenicline, a mechanistically novel treatment for smoking cessation;

         - torcetrapib/Lipitor, the next-generation treatment for atherosclerosis;

         - asenapine for schizophrenia and bipolar disorder, under co-development with Akzo Nobel's Organon healthcare unit; and

         - Zithromax-chloroquine for treatment of malaria.

    Following these late-stage candidates is an extensive early- and mid-stage pipeline. Potential medical breakthroughs such as UK-427,857, a CCR-5 receptor inhibitor for treatment of HIV, and CP-690,550, a JAK-3 inhibitor for transplant rejection, are continuing to advance. Novel atherosclerosis treatments, such as ETC-216 from our Esperion Division, are also progressing.
    The strength of our R&D capabilities is best captured in our efforts in oncology. The 22 compounds that we have in development are an impressive array of new chemical entities designed to attack cancer in a variety of ways. From best-in-class topoisomerase inhibitors like edotecarin, to first-in-class kinase inhibitors like SU-11248, to completely novel compounds to battle this disease, like the anti-CTLA-4 antibody CP-675,206, Pfizer scientists are applying all of our resources and technology to discovering and developing therapies to treat the most aggressive forms of this disease.

                     2004 to Provide Strong Growth Platform

    David Shedlarz, executive vice president and chief financial officer, noted, "Although Pfizer operates in an increasingly challenging business environment, our unparalleled product portfolio, unequalled operational capabilities, and substantial financial depth and flexibility provide the Company with a strong platform for growth in 2004. We revised our full-year 2004 revenue estimate to between $52.5 billion and $53 billion to reflect market conditions and foreign-exchange impacts. We continue to expect to achieve our full-year targets for adjusted income* of $16.3 billion and adjusted diluted EPS* of $2.13 -- subject to the variables cited in the Disclosure Notice found in this report.
    "We now expect merger-related cost synergies in 2004 of about
$3.5 billion, due to the rapid integration of Pharmacia. We now plan to spend about $7.6 billion in R&D during 2004, reflective of higher cost synergies and increased productivity. Our 2004 estimates for reported net income have been revised from $11.9 billion to $12.1 billion and for reported diluted EPS from $1.55 to $1.58, subject to the variables cited in the Disclosure Notice set forth below. The change relates to the timing of merger-related costs. Although expectations have not changed regarding the overall level of merger-related expenditures that will be incurred this year, there has been a revision as to the amount that will be recorded on the balance sheet (an adjustment to the Pharmacia purchase price) and the amount recorded on the statement of income."
    Mr. Shedlarz concluded, "Pfizer's operational and financial resilience is unprecedented in our industry. We remain exceptionally well positioned to leverage current and future opportunities, reinforce our differentiation from others, and exploit our scale and operational flexibility while shaping our Company and our future."

                           Pfizer Expands Its Efforts
                     to Ensure Patient Access to Medicines

    In addition to the initiatives previously mentioned, during the second quarter of 2004 Pfizer made further progress in its initiatives to expand access to innovative medicines and to demonstrate good corporate citizenship by playing a lead role at the United Nations Global Compact Leaders' Summit on June 24. Pfizer was the first and only U.S.-based company to join the Compact, a network of U.N. agencies, companies, civil organizations, and academic institutions pursuing a shared set of principles on human rights, labor, and the environment. During the Summit, Pfizer Chairman and CEO Hank McKinnell called on the private sector, governments, and international organizations to reduce the economic and social impacts of bribery and corruption.
    Dr. McKinnell concluded, "While continuing to deliver solid operational and financial performance, Pfizer is also taking a leading role in meeting the very real issues of access and affordability for pharmaceuticals worldwide.
We are working in partnership with payers, providers, and non-governmental organizations on new and innovative approaches that will help bring more Pfizer medicines to more people, every day around the world. In today's challenging business environment, we have the right people, scale, strategy, and resilience to build on our industry leadership."

    For additional details, please see the attached financial schedules, product revenue tables, and supplemental information.

    DISCLOSURE NOTICE: The information contained in this document is as of July 21, 2004. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.
    This document and the attachments contain forward-looking information about the Company's financial results and estimates, business prospects, and products in research that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities; decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the commercial potential of our products; the speed with which regulatory authorizations, pricing approvals, and product launches may be achieved; competitive developments affecting our current growth products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products; trends toward managed care and health-care cost containment; possible U.S. legislation or regulatory action affecting, among other things, pharmaceutical pricing and reimbursement, including Medicaid and Medicare, and involuntary approval of prescription medicines for over-the-counter use; the potential impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003; legislation or regulations in markets outside the U.S. affecting product pricing, reimbursement, or access; contingencies related to actual or alleged environmental contamination; legal defense costs, insurance expenses, settlement costs, and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings; the Company's ability to protect its patents and other intellectual property both domestically and internationally; interest-rate and foreign-currency exchange-rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; any changes in business, political, and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses; changes in our product mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals, and other unusual items, including our ability to integrate and to obtain the anticipated results and synergies from our acquisition of Pharmacia. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and in its periodic reports on Forms 10-Q and 8-K.

    * "Adjusted income" and "adjusted diluted earnings per share (EPS)" are defined as reported net income and reported diluted earnings per share excluding discontinued operations, the cumulative effect of a change in accounting principle, significant impacts of purchase accounting for acquisitions, merger-related costs, and certain significant items. A reconciliation to reported net income and reported diluted EPS is provided within this document.


                          PFIZER INC AND SUBSIDIARY COMPANIES
                     CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                    (UNAUDITED)

    (millions of dollars, except per common share data)

                             Second Quarter % Incr./     Six Months   % Incr./
                             2004    2003  (Decr.)*    2004     2003  (Decr.)*

    Revenues               $12,274  $9,900    24     $24,762  $18,406    35

    Costs and expenses:
     Cost of sales           1,752   1,980   (11)      3,546    3,038    17
     Selling, informational
      and administrative
      expenses               4,258   3,744    14       8,191    6,484    26
     Research and development
      expenses               1,806   1,713     5       3,456    2,931    18
     Merger-related in-process
      research and development
      charges                   --   5,130    **         955    5,130   (81)
     Merger-related costs      289     285     1         536      377    42
     Other (income)/
      deductions--net          741     454    63       1,521      636   139

    Income/(loss) from continuing
     operations before provision
     for taxes on income, minority
     interests and cumulative
     effect of change in
     accounting principles    3,428  (3,406)  **       6,557     (190)   **

    Provision for taxes on
     income                     582     269  116       1,390    1,032    35

    Minority interests            2      (1)  **           4       (2)   **

    Income/(loss) from continuing
     operations before cumulative
     effect of change in
     accounting principles    2,844  (3,674)  **       5,163   (1,220)   **

    Discontinued operations:
     Income from operations of
      discontinued businesses
      and product lines
       --net of tax              17      --   --          30       38   (22)
     Gains on sales of
      discontinued businesses
      and product lines
       --net of tax               2      83  (98)          2    2,285  (100)

    Discontinued
     operations--net of tax      19      83  (77)         32    2,323   (99)

    Income/(loss) before
     cumulative effect of
     change in accounting
     principles               2,863  (3,591)  **       5,195    1,103   371

    Cumulative effect of
     change in accounting
     principles--net of tax      --      --   **          --      (30)   **

    Net income/(loss)       $ 2,863 $(3,591)  **     $ 5,195  $ 1,073   384


    Earnings/(loss) per common
     share--Basic:
      Income/(loss) from continuing
       operations before
       cumulative effect of
       change in accounting
       principles           $   .38  $ (.49)   **    $   .69  $  (.18)   **
      Discontinued operations:
       Income from operations of
        discontinued businesses
        and product lines
         --net of tax            --      --    --         --       --    --
       Gains on sales of
        discontinued businesses
        and product lines
         --net of tax            --     .01    **         --      .34    **
      Discontinued
       operations--net of tax    --     .01    **         --      .34    **
      Income/(loss) before
       cumulative effect of change
       in accounting principles .38    (.48)   **        .69      .16   331
      Cumulative effect of
       change in accounting
       principles--net of tax    --      --    --         --       --    --
      Net income/(loss)     $   .38  $ (.48)   **    $   .69  $   .16   331

    Earnings/(loss) per common
     share--Diluted:
      Income/(loss) from
       continuing operations
       before cumulative
       effect of change
       in accounting
       principles           $   .38  $ (.49)   **    $   .68  $  (.18)   **
      Discontinued operations:
       Income from operations of
        discontinued businesses
        and product lines
         --net of tax            --      --    --         --       --    --
       Gains on sales of
        discontinued businesses
        and product lines
         --net of tax            --     .01    **         --      .34    **
      Discontinued
       operations--net of tax    --     .01    **         --      .34    **
      Income/(loss) before
       cumulative effect of
       change in accounting
       principles               .38    (.48)   **        .68      .16   325
      Cumulative effect of
       change in accounting
       principles--net of tax    --      --    --         --       --    --
      Net income/(loss)     $   .38  $ (.48)   **    $   .68  $   .16   325

    Weighted average shares used
     to calculate earnings/(loss)
     per common share:
       Basic                7,574.1 7,453.4          7,580.2  6,777.4
       Diluted              7,664.0 7,453.4          7,671.6  6,777.4


    *  - Percentages may reflect rounding adjustments.
    ** - Calculation not meaningful.


    1. The above financial statement presents the three-month and six-month periods ended June 27, 2004 and June 29, 2003. Subsidiaries operating outside the United States are included for the three-month and six-month periods ended May 23, 2004 and May 25, 2003.

    2. On April 16, 2003, we completed our acquisition of Pharmacia Corporation (Pharmacia) and Pfizer and Pharmacia combined operations. The acquisition has been accounted for as a purchase under accounting principles generally accepted in the United States of America (GAAP). Pharmacia's financial results have been reported in Pfizer's financial reporting beginning on April 16, 2003.

    3. As required by Financial Accounting Standards Board Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method ("FIN 4"), the portion of the purchase price allocated to acquired in-process research and development of $955 million (primarily relates to our acquisition of Esperion Therapeutics, Inc. on February 10, 2004 ($920 million)), was expensed in the six-month period ended June 27, 2004 and $5,130 million (in connection with the acquisition of Pharmacia) was expensed in the three and six-month periods ended June 29, 2003. A project by project valuation was performed by third party valuation specialists to determine the fair value of research and development projects which were in-process, but not yet completed.

    4. Under GAAP, quarterly earnings per common share (EPS) computations must stand on their own and therefore, the sum of EPS for each of the first two quarters of 2003 does not equal the EPS for the first six months of 2003. EPS for the second quarter of 2003 was computed using the weighted average number of common shares outstanding during the quarter while EPS for the first six months of 2003 was computed using the weighted average number of common shares outstanding during the first six months of 2003. The weighted average number of common shares outstanding was higher for the second quarter of 2003 than for the first six months of 2003 as a result of issuing approximately 1.8 billion common shares to complete the Pharmacia acquisition on April 16, 2003. The significant increase in the number of common shares outstanding from the first quarter of 2003 resulted in our having different bases of shares outstanding and therefore the EPS results were not additive.

    5. Other (income)/deductions -- net includes amortization expense relating to intangible assets acquired from Pharmacia of $838 million and $1,638 million for the three-month and six-month periods ended June 27, 2004, and $559 million for the three-month and six-month periods ended June 29, 2003.

    6. During the first six months of 2004, we either sold or decided to sell certain businesses and product lines. Specifically, we agreed to sell our in-vitro allergy and diagnostics testing (Diagnostics) business for $575 million in cash. The sale was completed on April 23, 2004. We also agreed to sell our surgical ophthalmic products business for $450 million in cash (the sale was completed on June 26, 2004) and certain non-core consumer healthcare products marketed primarily in Europe, for 135 million Euro (approximately $163 million). In March 2004, we decided to sell certain European generic pharmaceutical businesses. Diagnostics, our surgical ophthalmic business, our European generic businesses and certain of the non-core consumer healthcare products were acquired in connection with our acquisition of Pharmacia in April 2003. We have included the results of operations of these businesses and product lines in discontinued operations for three-month and six-month periods ended June 27, 2004. Due to the timing of our acquisition of Pharmacia in April 2003, the results of operations relating to these businesses and product lines for the three-month and six-month periods ended June 29, 2003 were included in our consolidated results of operations from the acquisition date except for those relating to certain legacy Pfizer non-core consumer healthcare products which have been included in discontinued operations for all periods. Gains, where applicable, on these transactions are recognized in the period in which the sale is completed.

    7. In April 2003, we completed the sale of the hormone replacement therapy femhrt for $160 million in cash ($83 million after-tax gain recognized). In March 2003, we sold the Adams confectionery products business for $4.2 billion in cash ($1,824 million after-tax gain recognized), the Schick-Wilkinson Sword shaving products business for $930 million in cash ($262 million after-tax gain recognized) and the oral contraceptive Estrostep and Loestrin for $197 million in cash ($116 million after-tax gain recognized). The above financial statement reflects these businesses and product lines as discontinued operations for all periods presented.

    8. On January 1, 2003, we adopted Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. As a result, we recorded a non-cash pre-tax charge of $47 million ($30 million net of tax) for the change in accounting for costs associated with the eventual retirement of certain manufacturing facilities. This charge is reported as a one-time cumulative effect of a change in accounting principle as of the beginning of 2003.

    9. The financial results for the three-month and six-month periods ended June 27, 2004 are not necessarily indicative of the results which ultimately might be achieved for the current year.


                       PFIZER INC AND SUBSIDIARY COMPANIES
             RECONCILIATION FROM REPORTED INCOME/(LOSS) AND EARNINGS/(LOSS)
                  PER SHARE TO ADJUSTED INCOME AND EARNINGS PER SHARE
                                  (UNAUDITED)

    (millions of dollars, except per common share data)

                            Second Quarter  % Incr./   Six Months   % Incr./
                           2004      2003   (Decr.)   2004    2003  (Decr.)

    Reported net
     income/(loss)       $2,863   $(3,591)     **   $5,195  $1,073     384
    Discontinued
     operations --
      net of tax            (19)      (83)    (77)     (32) (2,323)    (99)

    Cumulative effect of
     change in
     accounting principles
     -- net of tax           --        --      **       --      30      **

    Purchase accounting
     adjustments
     -- net of tax          523     5,840     (91)   2,036   5,840     (65)

    Merger-related costs
     -- net of tax          224       178      26      351     234      50

    Certain significant items
     -- net of tax           20        --      --       40      --      --

    Adjusted income      $3,611    $2,344      54   $7,590  $4,854      56


    Reported diluted
     earnings/(loss) per
     common share        $  .38    $ (.48)     **   $  .68  $  .16     325

    Discontinued operations
     -- net of tax           --      (.01)     **       --    (.34)     **

    Cumulative effect of change
     in accounting principles
     -- net of tax           --        --      --       --      --      --

    Purchase accounting
     adjustments
     --net of tax           .05       .77     (94)     .25     .86     (71)

    Merger-related costs
     -- net of tax          .03       .02      50      .05     .03      67

    Certain significant
     items -- net of tax    .01        --      --      .01      --      --

    Adjusted diluted
     earnings per common
     share               $  .47    $  .30      57   $  .99  $  .71      39


    ** - Calculation not meaningful.
    Certain amounts and percentages may reflect rounding adjustments.


    1. The above financial statement presents the three-month and six-month periods ended June 27, 2004 and June 29, 2003. Subsidiaries operating outside the United States are included for the three-month and six-month periods ended May 23, 2004 and May 25, 2003.

    2. On April 16, 2003, we completed our acquisition of Pharmacia Corporation (Pharmacia) and Pfizer and Pharmacia combined operations. The acquisition has been accounted for as a purchase under accounting principles generally accepted in the United States of America (GAAP). Pharmacia's financial results have been reported in Pfizer's financial reporting beginning on April 16, 2003.

    3. As required by Financial Accounting Standards Board Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method ("FIN 4"), the portion of the purchase price allocated to acquired in-process research and development of $955 million (primarily relates to our acquisition of Esperion Therapeutics, Inc. on February 10, 2004 ($920 million)), was expensed in the six-month period ended June 27, 2004 and $5,130 million (in connection with the acquisition of Pharmacia) was expensed in the three and six-month periods ended June 29, 2003. A project by project valuation was performed by third party valuation specialists to determine the fair value of research and development projects which were in-process, but not yet completed.

    4. Under GAAP, quarterly earnings per common share (EPS) computations must stand on their own and therefore, the sum of EPS for each of the first two quarters of 2003 does not equal the EPS for the first six months of 2003. EPS for the second quarter of 2003 was computed using the weighted average number of common shares outstanding during the quarter while EPS for the first six months of 2003 was computed using the weighted average number of common shares outstanding during the first six months of 2003. The weighted average number of common shares outstanding was higher for the second quarter of 2003 than for the first six months of 2003 as a result of issuing approximately 1.8 billion common shares to complete the Pharmacia acquisition on April 16, 2003. The significant increase in the number of common shares outstanding from the first quarter of 2003 resulted in our having different bases of shares outstanding and therefore the EPS results were not additive.

    5. On January 1, 2003, we adopted Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. As a result, we recorded a non-cash pre-tax charge of $47 million ($30 million net of tax) for the change in accounting for costs associated with the eventual retirement of certain manufacturing facilities. This charge is reported as a one-time cumulative effect of a change in accounting principle as of the beginning of 2003.

    6. In 2004, we revised our basis for the components of adjusted income. For example, copromotion charges and payments for intellectual property rights for unapproved products being developed by third parties were previously excluded from adjusted income and the operational contribution of divestitures were previously included in adjusted income. We have revised the 2003 adjusted income to conform to the 2004 presentation. Adjusted income and diluted earnings per common share as shown above exclude the following items:


       (millions of dollars)                  Second Quarter     Six Months
                                               2004    2003     2004    2003

       Discontinued operations, pre-tax:
        Income from operations of
         discontinued businesses and
         product lines (a)                   $  (25)  $  --  $  (45) $  (62)
        Gains on sales of discontinued
         businesses and product lines (a)        (3)   (139)     (3) (3,885)
        Total discontinued operations,
         -- pre-tax                             (28)   (139)    (48) (3,947)
        Income taxes                              9      56      16   1,624
        Total discontinued operations
          -- net of tax (b)                     (19)    (83)    (32) (2,323)

       Cumulative effect of change in
        accounting principles--net of tax        --      --      --      30

       Purchase accounting adjustments,
        -- pre-tax:
        In-process research and
         development charges (c)                 --   5,130     955   5,130
        Intangible amortization
         and other (d)                          820     584   1,623     584
        Sale of acquired inventory
         written up to fair value (e)            --     392      --     392
        Total purchase accounting
         adjustments,pre-tax                    820   6,106   2,578   6,106
        Income taxes                           (297)   (266)   (542)   (266)
         Total purchase accounting
          adjustments-- net of tax              523   5,840   2,036   5,840

       Merger-related costs, pre-tax:
        Integration costs--Pharmacia (f)        141     221     242     301
        Integration costs--Other (f)              9      11      12      20
        Restructuring charges--Pharmacia (f)    134      52     277      52
        Restructuring charges--Other (f)          5       1       5       4
        Total merger-related costs, pre-tax     289     285     536     377
        Income taxes                            (65)   (107)   (185)   (143)
         Total merger-related costs
          -- net of tax                         224     178     351     234
       Certain significant items, pre-tax:
        Operating results of divested legacy
        Pharmacia research facility (g)          32      --      64      --
        Total certain significant items,
         -- pre-tax                              32      --      64      --
        Income taxes                            (12)     --     (24)     --
         Total certain significant
          items--net of tax                      20      --      40      --

       Total discontinued operations,
        cumulative effect of change in
        accounting principles, purchase
        accounting adjustments, merger-
        related costs and certain
        significant items--net of tax        $  748  $5,935  $2,395  $3,781


       (a) Included in Discontinued operations--net of tax
       (b) Includes purchase accounting impacts (net of tax) related to 2004 discontinued operations of $20 million in the second quarter and first six months of 2003
       (c) Included in Merger-related in-process research and development charges
       (d) Included primarily in Other (income)/deductions--net
       (e) Included in Cost of sales
       (f) Included in Merger-related costs
       (g) Included in Research and development expenses


                                        PFIZER INC
                                SEGMENT/PRODUCT REVENUES
                                   SECOND QUARTER 2004
                                       (UNAUDITED)
                                  (millions of dollars)

                                             QUARTER-TO-DATE
                          WORLDWIDE             U.S.          INTERNATIONAL
                                    %                   %                   %
                    2004    2003  Chg    2004   2003  Chg    2004   2003  Chg
    TOTAL
     REVENUES     12,274   9,900   24   6,595  5,832   13   5,679  4,068   40
    HUMAN PHARMA-
     CEUTICAL     10,704   8,602   24   5,886  5,154   14   4,818  3,448   40

    -CARDIOVASCULAR
     AND METABOLIC
     DISEASES      3,963   3,568   11   1,872  1,859    1   2,091  1,709   22
      LIPITOR      2,363   2,015   17   1,313  1,186   11   1,050    829   27
      NORVASC      1,032   1,003    3     412    424   (3)    620    579    7
      ACCUPRIL/
       ACCURETIC     153     150    2      81     87   (8)     72     63   15
      CARDURA        161     141   15       1      4  (60)    160    137   17
      CADUET           2       0   --       2      0   --       0      0   --

    -CENTRAL NERVOUS
     SYSTEM
     DISORDERS     2,036   1,579   29   1,434  1,151   25     602    428   40
      ZOLOFT         789     630   25     608    480   27     181    150   21
      NEURONTIN      782     592   32     644    473   36     138    119   16
      GEODON         110      74   49      91     62   47      19     12   61
      XANAX/
       XANAX XR       86      64   33      23     41  (45)     63     23  172
      ARICEPT*        74      58   28       0      0   --      74     58   28
      RELPAX          38       9  321      21      0   --      17      9   75

    -ARTHRITIS
     AND PAIN      1,146     648   77     773    444   74     373    204   84
      CELEBREX**     728     344  112     504    239  110     224    105  115
      BEXTRA         275     185   49     242    179   35      33      6  464

    -INFECTIOUS AND
     RESPIRATORY
     DISEASES      1,125     902   25     620    504   23     505    398   27
      ZITHROMAX      370     314   18     260    215   21     110     99   11
      DIFLUCAN       285     262    9     152    135   13     133    127    4
      VFEND           71      46   53      30     20   52      41     26   54
      ZYVOX          110      42  163      81     34  136      29      8  286

    -UROLOGY         583     525   11     320    309    4     263    216   22
      VIAGRA         389     419   (7)    201    227  (12)    188    192   (2)
      DETROL/
       DETROL LA     182      98   85     115     77   49      67     21  215

    -ONCOLOGY        305     200   53     150    139    7     155     61  158
      CAMPTOSAR      147     111   32     133    107   25      14      4  211
      ELLENCE         88      40  117      17     13   34      71     27  156

    -OPHTHALMOLOGY   291     110  164      91     45  103     200     65  205
      XALATAN/
       XALCOM        291     110  164      91     45  103     200     65  205

    -ENDOCRINE
     DISORDERS       223     108  106      66     51   30     157     57  175
      GENOTROPIN     180      89  102      47     39   22     133     50  164

    -ALL OTHER       894     776   15     498    545   (9)    396    231   71
      ZYRTEC         306     339  (10)    306    339  (10)      0      0   --

    -ALLIANCE
     REVENUE***
      (Aricept,
       Mirapex,
       Spiriva,
       Rebif,
       Celebrex,
       and Bextra)   138     186  (26)     62    107  (43)     76     79   (3)

    ANIMAL HEALTH    484     383   26     217    187   16     267    196   36

    CONSUMER
     HEALTHCARE      869     717   21     421    411    3     448    306   46

    OTHER****        217     198   10      71     80  (13)    146    118   25


     On April 16, 2003, Pfizer completed its acquisition of Pharmacia Corporation ("Pharmacia") and Pfizer and Pharmacia combined operations. The acquisition has been accounted for as a purchase under accounting principles generally accepted in the United States of America. Reported results of operations of Pfizer issued after completion of the acquisition have not been restated retroactively to reflect the historical results of operations of Pharmacia.


    *    - Represents direct sales under license agreement with Eisai Co.,
           Ltd.
    **   - Includes direct sales under license agreement with Pharmacia in
           2003 prior to merger.
    ***  - Includes alliance revenue for Bextra and Celebrex under copromotion agreements with Pharmacia in 2003 prior to merger.
    **** - Includes Capsugel and PCS.

     Certain amounts and percentages may reflect rounding adjustments.

     Certain prior year data have been reclassified to conform to the current year presentation.


                                       PFIZER INC
                                SEGMENT/PRODUCT REVENUES
                                     SIX MONTHS 2004
                                       (UNAUDITED)
                                  (millions of dollars)

                                             YEAR-TO-DATE
                         WORLDWIDE              U.S.           INTERNATIONAL
                                   %                    %                   %
                   2004    2003  Chg    2004    2003  Chg    2004   2003  Chg
    TOTAL
     REVENUES    24,762  18,406   35  13,744  11,265   22  11,018  7,141   54

    HUMAN PHARMA-
     CEUTICAL    21,745  16,148   35  12,348  10,036   23   9,397  6,112   54

    -CARDIOVASCULAR
     AND METABOLIC
     DISEASES     8,217   7,096   16   4,160   3,893    7   4,057  3,203   27
      LIPITOR     4,860   4,114   18   2,886   2,566   12   1,974  1,548   27
      NORVASC     2,173   1,986    9     901     860    5   1,272  1,126   13
      ACCUPRIL/
       ACCURETIC    344     319    8     205     200    3     139    119   17
      CARDURA       309     276   12       4       8  (53)    305    268   14
      CADUET         30       0   --      30       0   --       0      0   --

    -CENTRAL NERVOUS
     SYSTEM
     DISORDERS    3,983   3,189   25   2,814   2,437   15   1,169    752   55
      ZOLOFT      1,599   1,388   15   1,252   1,100   14     347    288   21
      NEURONTIN   1,478   1,217   22   1,214     995   22     264    222   20
      GEODON        198     151   31     163     131   24      35     20   77
      XANAX/
       XANAX XR     171      64  167      48      41   17     123     23  434
      ARICEPT*      145     112   29       0       0   --     145    112   29
      RELPAX         67      41   64      37      25   50      30     16   86

    -ARTHRITIS
     AND PAIN     2,322     737  215   1,601     444  261     721    293  146
      CELEBREX**  1,497     372  303   1,062     239  344     435    133  230
      BEXTRA        545     185  195     486     179  172      59      6  914

    -INFECTIOUS AND
     RESPIRATORY
     DISEASES     2,360   1,989   19   1,343   1,209   11   1,017    780   30
      ZITHROMAX     837     863   (3)    595     642   (7)    242    221    9
      DIFLUCAN      588     547    7     329     298   10     259    249    4
      VFEND         135      81   66      56      38   49      79     43   80
      ZYVOX         207      42  396     154      34  351      53      8  602

    -UROLOGY      1,218     999   22     690     601   15     528    398   32
      VIAGRA        805     894  (10)    420     520  (19)    385    374    3
      DETROL/
       DETROL LA    389      98  295     260      77  238     129     21  498

    -ONCOLOGY       548     200  175     253     139   81     295     61  392
      CAMPTOSAR     239     111  114     214     107  100      25      4  454
      ELLENCE       167      40  314      34      13  162     133     27  384

    -OPHTHALMOLOGY  570     110  417     191      45  324     379     65  480
      XALATAN/
      XALCOM        570     110  417     191      45  324     379     65  480

    -ENDOCRINE
     DISORDERS      443     108  309     146      51  186     297     57  419
      GENOTROPIN    360      89  303     106      39  172     254     50  404

    -ALL OTHER    1,801   1,203   50   1,004     856   17     797    347  131
      ZYRTEC        605     633   (4)    605     633   (4)      0      0   --

    -ALLIANCE
     REVENUE***
      (Aricept,
       Mirapex,
       Spiriva,
       Rebif,
       Celebrex,
       and Bextra)  283     517  (45)    146     361  (60)    137    156  (13)


    ANIMAL HEALTH   912     652   40     416     316   32     496    336   47


    CONSUMER
     HEALTHCARE   1,673   1,296   29     838     788    6     835    508   65


    OTHER****       432     310   39     142     125   14     290    185   55


     On April 16, 2003, Pfizer completed its acquisition of Pharmacia Corporation ("Pharmacia") and Pfizer and Pharmacia combined operations. The acquisition has been accounted for as a purchase under accounting principles generally accepted in the United States of America. Reported results of operations of Pfizer issued after completion of the acquisition have not been restated retroactively to reflect the historical results of operations of Pharmacia.

    *    - Represents direct sales under license agreement with Eisai Co.,
           Ltd.
    **   - Includes direct sales under license agreement with Pharmacia in
           2003 prior to merger.
    ***  - Includes alliance revenue for Bextra and Celebrex under copromotion agreements with Pharmacia in 2003 prior to merger.
    **** - Includes Capsugel and PCS.

    Certain amounts and percentages may reflect rounding adjustments.

    Certain prior year data have been reclassified to conform to the current year presentation.


                                   PFIZER INC
                            SUPPLEMENTAL INFORMATION

    SHARES OUTSTANDING AND EPS INFORMATION:
                                                        1H04           1H03
    Shares Outstanding (millions) - Basic EPS        7,580.2        6,777.4
    Basic EPS                                           $.69           $.16
    Adjusted Basic EPS*                                $1.00           $.72

    Shares Outstanding (millions) - Diluted EPS      7,671.6        6,846.8
    Diluted EPS                                         $.68           $.16+
    Adjusted Diluted EPS*                               $.99           $.71

                                                        2Q04           2Q03
    Shares Outstanding (millions) - Basic EPS        7,574.1        7,453.4
    Basic EPS                                           $.38          ($.48)
    Adjusted Basic EPS*                                 $.48           $.31

    Shares Outstanding (millions) - Diluted EPS      7,664.0        7,535.1
    Diluted EPS                                         $.38          ($.48)+
    Adjusted Diluted EPS*                               $.47           $.30

* "Adjusted income," "adjusted basic earnings per share (EPS)," and "adjusted diluted EPS" are defined as reported net income, reported basic EPS, and reported diluted EPS excluding discontinued operations, the cumulative effect of a change in accounting principle, significant impacts of purchase accounting for acquisitions, merger-related costs, and certain significant items. A reconciliation to reported net income and reported diluted EPS is provided within this document.

+ Diluted EPS calculated using basic shares outstanding due to loss from continuing operations.

    QUESTIONS:

    OVERALL PERFORMANCE

    Q1) What are Pfizer's financial expectations for full-year 2004?

A1) Although Pfizer operates in an increasingly challenging environment, our unparalleled product portfolio, unequalled operational capabilities, and substantial financial depth and flexibility provide the Company with a strong platform for growth in 2004. We revised our full-year 2004 revenue estimates to between $52.5 billion and $53 billion to reflect market conditions and foreign-exchange impacts. Through restraint in spending and a lower anticipated effective tax rate, we continue to expect to achieve our full-year targets for adjusted income* of $16.3 billion and adjusted diluted EPS* of $2.13-subject to the variables cited in the Disclosure Notice found at the end of the press release.

     We now expect merger-related cost synergies in 2004 of about
     $3.5 billion, reflecting the rapid integration of Pharmacia. We now plan to spend about $7.6 billion in R&D during 2004, reflective of higher cost synergies and increased productivity. Our 2004 estimate for reported net income have been revised from $11.9 billion to $12.1 billion and for reported diluted EPS from $1.55 to $1.58, subject to the variables cited in the Disclosure Notice set forth at the end of the press release. The change relates to the timing of merger-related costs. Although expectations have not changed regarding the overall level of merger-related expenditures that will be incurred this year, there has been a revision as to the amount that will be recorded on the balance sheet (an adjustment to the Pharmacia purchase price) and the amount recorded on the statement of income.

     PRODUCT PERFORMANCE / NEW PRODUCT DEVELOPMENT

    Q2) How is Lipitor performing?

A2) Worldwide sales of Lipitor totaled $2.363 billion in the second quarter of 2004, reflecting growth of 17%, compared to the same period in 2003. Lipitor is the best-selling treatment for lowering cholesterol and the best-selling pharmaceutical product of any kind in the world. With a 43% share and 10.7% growth in total prescriptions in the U.S. lipid-lowering market in May 2004, Lipitor continues to gain wide physician and patient acceptance based on its ability to bring the vast majority of patients to target cholesterol goals across the full dosing range, with an excellent safety profile. Lipitor Flexible Start provides physicians with the multiple starting doses that, used appropriately, can reduce LDL cholesterol by up to 50%.

 Despite the challenges of multiple new competitors (Crestor, Zetia, Vytorin/Inegy, and generics), we are more confident than ever that Lipitor will remain the cholesterol treatment that patients and physicians choose, and trust, most. Lipitor already provides physicians with a lipid-lowering treatment that has been proven to get the vast majority of patients to their lipid goals and provide significant impact on cardiovascular outcomes, with an excellent and trusted safety profile across the full dosing range. Despite Crestor launches in the U.K., Canada, the Netherlands, and recently in the U.S., Lipitor continues to post double-digit sales growth, including 11% sales growth in the U.S. in the second quarter of 2004, compared to the same period in 2003. In the U.S. specifically, at the similar point post-launch, Crestor is underperforming Lipitor and on a par with Zetia. While Zetia's market share in the U.S. has increased slightly in recent weeks, we believe it is being used predominantly by statin-intolerant patients. We remain confident Lipitor will maintain its status as the lipid-lowering agent of choice.

 Lipitor also has a growing body of evidence demonstrating benefit to patients by impacting disease progression and by reducing heart attacks and strokes (ASCOT, CARDS, REVERSAL, PROVE-IT, ALLIANCE). The safety profile and efficacy of Lipitor have been demonstrated in more than 400 ongoing and completed clinical trials involving more than 80,000 patients
 and in more than 76 million patient years of therapy.   These results
 further support the unsurpassed record of Lipitor in cholesterol reduction, proven cardiovascular outcomes benefit, and patient safety across the full dosing range.

 Results from the Anglo-Scandinavian Cardiac Outcomes Trial (ASCOT) clearly highlight Lipitor's strong efficacy and safety profile. The AS COT study showed that people with hypertension and normal to mildly elevated cholesterol levels taking Lipitor with their antihypertensive medication had 36% fewer fatal coronary events and non-fatal heart attacks, 27% fewer fatal and non-fatal strokes, and 21% fewer cardiovascular events and procedures than patients treated with placebo. As a result, the study was stopped two years early because of its favorable results. Lipitor patients reduced their risk for heart attacks beyond the risk reduction they already received by taking antihypertensive medicine.

 The Collaborative Atorvastatin Diabetes Study (CARDS) became the second Lipitor trial to end early because of efficacy (ASCOT was the first).
 The independent steering committee stopped the trial because the magnitude of benefit for the primary endpoint exceeded the pre-specified stopping rule. The results of the CARDS trial presented at the American Diabetes Association meeting showed that treatment with Lipitor provided early and significant benefits in prevention of coronary heart disease (37% reduction), stroke (48% reduction), and mortality (27% reduction) in patients with diabetes and relatively low LDL-cholesterol levels (median:
 118 mg/dL). The treatment effect was consistent in patients with levels of LDL cholesterol above and below the median level.

 Several clinical trials demonstrating Lipitor's efficacy on atherosclerosis progression and cardiovascular outcomes were reported at this year's American College of Cardiology (ACC) meeting held in March 2004. REVERSing Atherosclerosis with Aggressive Lipid Lowering (REVERSAL) is a major comparative trial that explores the benefits on atherosclerosis progression of aggressive lipid lowering with Lipitor
 80 mg versus moderate lipid lowering using Pravachol 40 mg. Results from this trial were published in the Journal of the American Medical Association in March 2004. In REVERSAL, Lipitor halted the progression of atherosclerosis compared to Pravachol, which slowed the progression of disease. In addition, Lipitor demonstrated a greater impact on atherosclerosis progression even when the same LDL-cholesterol percentage reductions were achieved compared to Pravachol.

 The PROVE-IT trial, sponsored by Bristol-Myers Squibb and also reported at ACC, evaluated the same treatment regimen as in REVERSAL on cardiovascular morbidity and mortality in patients with acute coronary syndrome. The results of this study showed that patients treated with Lipitor 80 mg demonstrated early and significant protection against death and major cardiovascular endpoints versus less intensive treatment with Pravachol 40 mg. The reduction in clinical events with Lipitor was apparent as early as 30 days after the start of therapy and continued throughout the two-year duration of the study. The benefits were also consistent across the pre-specified subgroups, including patients with and without diabetes. These results were achieved in spite of the short study duration and the non-inferiority study design. As in REVERSAL, the safety profiles of Lipitor 80 mg and Pravachol 40 mg were comparable.
 The results of PROVE-IT were published in the New England Journal of Medicine. The outcomes data from PROVE-IT complement the results from the REVERSAL trial.

 The ALLIANCE trial, presented as a late-breaking clinical trial at ACC, evaluated the impact of aggressive lipid-lowering therapy with Lipitor across the full dosing range of 10 mg to 80 mg on cardiovascular events versus usual care. Patients treated with usual care received cholesterol-lowering therapies prescribed by their physicians, which included lifestyle changes such as modifications in diet, weight loss, exercise, and drug treatment, if necessary. ALLIANCE demonstrated that treatment with Lipitor resulted in a 47% reduction in non-fatal heart attacks and a 17% reduction in overall negative cardiovascular outcomes, including cardiac death, heart attacks, strokes, and hospitalizations, compared with current medical practice. More than 70% of the patients with coronary heart disease met or exceeded the clinical treatment LDL-cholesterol goals of less than 100 mg/dL with Lipitor, versus only 40% with usual care. We expect the results of ALLIANCE to be published in the next few months.

 Researchers reported in the July 2004 issue of the Journal of Clinical Pathology that patients with established coronary heart disease and normal kidney function who took Lipitor had improved kidney function (12% improved creatinine clearance) compared with patients not taking Lipitor.

 While the importance of lowering LDL levels is well-established, evidence increasingly suggests that there may be differences in the beneficial effects of one agent compared to another, even when similar LDL reductions are achieved. It has not been proven that the significant benefits demonstrated by Lipitor can be expected from lipid lowering with any other agent.

 In addition to treatment of cardiovascular disease and stroke, recent data have suggested benefits of statins in treatment of Alzheimer's disease, rheumatoid arthritis, colorectal cancer, macular degeneration, and glaucoma. A pilot study comparing 63 patients with mild to moderate Alzheimer's disease was presented at the 8th International Symposium on Advances in Alzheimer's Therapy. The results showed that the use of Lipitor slowed cognitive decline and depressive symptoms over a one-year period. Similarly, an article recently published in The Lancet showed beneficial effects of Lipitor therapy in treating rheumatoid arthritis in 116 patients. The results from these proof-of-concept studies provide exciting data about the potential therapeutic opportunities for the use of Lipitor. Pfizer aims to confirm these preliminary findings with additional research.

 There continues to be an opportunity for further growth of the cholesterol-lowering market. Of the tens of millions of Americans that are in need of medical therapy for high cholesterol, only one third are actually receiving treatment. Worldwide, millions of people with high cholesterol are not diagnosed, not treated, or treated with a dose inadequate to achieve cholesterol goals. Evolving treatment guidelines continue to encourage the use of statin therapy.

 A new National Cholesterol Education Program (NCEP) White Paper, issued on July 12, outlined the implications of recent clinical trials, such as PROVE-IT, ASCOT, and the Heart Protection Study, for expanding the patient population by recommending drug treatment as a therapeutic option for very high-risk, high-risk, and moderately high-risk patients. While the overall goal, set under the previous ATP III guidelines, for very high-risk patients (patients with cardiovascular disease and either multiple risk factors, severe or poorly controlled risk factors, or metabolic syndrome) remains an LDL level of less than 100 mg/dL, the update offers a new therapeutic option of use of drug therapy to treat to under 70 mg/dL. For high-risk patients (those with coronary heart disease, vascular disease, diabetes, or multiple risk factors), while the previous ATP III guideline had set the threshold for drug therapy at an LDL of 130 mg/dL or higher and made drug treatment optional for LDL of 100-129 mg/dL, the update lowers the threshold for drug therapy to 100 mg/dL or higher and recommends drug therapy for high-risk patients with LDL of 100-129 mg/dL. Similarly, a therapeutic option is emphasized for moderately high-risk patients (those with multiple risk factors and a 10-20% risk of heart attack within ten years) to be on drug treatment even if their LDL cholesterol is 100-129 mg/dL, with an optional LDL-cholesterol goal of 100 mg/dL. The NCEP report also highlights the need for an approximate 30-40% reduction of LDL-cholesterol levels in both high-risk and moderately high-risk patients. Broad acceptance of guide lines calling for more aggressive treatment of high cholesterol by physicians offers the opportunity to significantly improve the quality of life of patients around the world.

Q3) How is Norvasc performing?

    A3) Norvasc sales grew 3% in the second quarter of 2004 to $1.032 billion, compared to the same period in 2003. The slower rate of growth compared to earlier quarters is attributable in part to patent expirations throughout the E.U., except for Italy, France, Sweden, and Switzerland. Norvasc is the fourth-largest-selling drug in the world. Its success has been driven by its outstanding efficacy, once-daily dosing, consistent 24-hour control of hypertension and angina, and excellent safety and tolerability. Since its introduction in 1990, Norvasc has become the world's most-prescribed branded antihypertensive therapy. The product has been studied in more than 400,000 patients and has been used in more than 30 billion patient days of therapy worldwide. Recently approved labeling for Norvasc discusses the results of studies conducted with pediatric patients.

     The effects of Norvasc on cardiovascular endpoints have been disclosed in recent clinical trials. In June 2004, the results of the Novartis-sponsored Valsartan Antihypertensive Long-term Use Evaluation (VALUE) showed that patients taking Norvasc achieved superior blood-pressure control and had significantly fewer heart attacks than patients taking the angiotensin receptor blocker valsartan (Diovan). The six-year, 15,245-patient trial was conducted in 31 countries. The purpose of VALUE was to determine that valsartan would have a greater reduction of cardiac events and mortality at the same blood-pressure levels, compared to Norvasc. The results of the study, which were published in The Lancet, could not prove its hypothesis due to the superior blood-pressure effect of amlodipine (Norvasc) and showed no significant difference in cardiac mortality/morbidity overall. VALUE showed that "blood pressure was reduced by both treatments, but the effects of the amlodipine-based regimen were more pronounced, especially in the early period (blood pressure 4.0/2.1 mm Hg lower in amlodipine than valsartan group after 1 month)."

     In December 2002, the National Heart, Lung and Blood Institute (NHLBI) published results of the landmark Antihypertensive and Lipid Lowering Therapy to Prevent Heart Attack Trial (ALLHAT) in the Journal of the American Medical Association. The results of ALLHAT, which involved more than 42,400 high-risk hypertensive patients nationwide, support Norvasc as an excellent choice to help patients reach their blood-pressure goal. ALLHAT reconfirmed the efficacy and safety of Norvasc in a broad range of patients as well as the importance of lowering elevated blood pressure. Norvasc's results were consistent across all patient groups, including men, women, African-Americans, Hispanics, diabetics, and patients over age 65. Norvasc demonstrated results comparable to the diuretic chlorthalidone in the incidence of fatal coronary heart disease, non-fatal heart attacks, strokes, and death. The study found no differences from chlorthalidone in several areas of safety, including severe kidney disease, gastrointestinal bleeding, and cancer. Most hypertensive patients (63% in ALLHAT) require multiple medications to reach their targeted blood-pressure goal, showing the importance to doctors of having a range of medications available.

     Beyond Norvasc's current leadership, there continues to be an opportunity for growth. Hypertension affects about 50 million Americans and one billion people worldwide. In 2003, both the NHLBI in the U.S. and the European Society of Hypertension-European Society of Cardiology issued new hypertension guidelines that call for early and aggressive blood-pressure management and acknowledge that the majority of patients may require two or more medications to reach their blood-pressure targets. The new NHLBI guidelines include the Healthy People 2010 goal, which is to have 50% of hypertensive Americans reach the blood-pressure goal of 140/90 mm Hg or less. Currently 69% of American adults diagnosed with hypertension are not at their blood-pressure goal.

    Q4) How is Caduet (Lipitor/Norvasc dual therapy) performing?

    A4) Caduet, the single-pill dual therapy of Lipitor (atorvastatin) and Norvasc (amlodipine), was approved by the FDA on January 30, 2004, and achieved sales of $2 million in the second quarter of 2004 and $30 million in the first half of 2004. The modest sales performance in the quarter resulted from the initial stocking of the product at wholesalers in the first quarter. Caduet was launched in the U.S. in May 2004 and provides exceptional value to patients who are at elevated cardiovascular risk due to concomitant high cholesterol and high blood pressure. Approximately 80% of patients being prescribed Caduet had not previously been taking Norvasc and Lipitor together. The first E.U. filing was submitted in France, the reference member state for Caduet, in the fourth quarter of 2003. We will be pursuing additional E.U. approvals for Caduet through the mutual recognition process.

     The product is indicated in the U.S. for use in patients for whom treatment with both amlodipine and atorvastatin is appropriate. The strengths of Caduet that are available in the U.S. include 5 mg Norvasc/10 mg Lipitor, 5 mg Norvasc/20 mg Lipitor, 5 mg Norvasc/40 mg Lipitor, 5 mg Norvasc/80 mg Lipitor, 10 mg Norvasc/10 mg Lipitor, 10 mg Norvasc/20 mg Lipitor, 10 mg Norvasc/40 mg Lipitor, and 10 mg
     Norvasc/80 mg Lipitor. A supplemental filing was submitted to the FDA in March 2004 seeking approval for 2.5 mg Norvasc/10 mg Lipitor, 2.5 mg Norvasc/20 mg Lipitor, and 2.5 mg Norvasc/40 mg Lipitor.

     Recently presented clinical studies demonstrate the benefits of Caduet in helping patients achieve their hypertension and dyslipidemia goals. The Gemini study, presented at the American College of Cardiology meeting in March 2004, demonstrated that the atorvastatin/amlodipine single pill was effective in helping the majority of patients achieve both their blood-pressure and LDL-cholesterol therapeutic goals, while being well tolerated. Results from the AVALON trial, presented at the International Society of Hypertension meeting in February 2004, also support the safety and efficacy of atorvastatin and amlodipine when administered in combination.

     We believe this product will make a significant contribution to the management of cardiovascular disease by treating two of the most common risk factors simultaneously. Current estimates indicate that 9 million deaths and more than 75 million lost healthy years of life annually may be attributed to suboptimal blood pressure or cholesterol levels globally. Guidelines advocate that patients at increased cardiovascular risk require early and aggressive management of multiple risk factors. Between 35% and 50% of patients with high blood pressure also suffer from high cholesterol, and vice versa. This accounts for about 30 million patients in the U.S. alone, of whom 21 million have been diagnosed. Currently, only 10% of these patients are treated for both conditions and 43% are treated for neither. As evidenced by the early termination of the lipid-lowering arm of the Anglo-Scandinavian Cardiac Outcomes (ASCOT) trial, concomitant lowering of cholesterol and treatment of hypertension have significant benefit in reducing the risk of coronary heart disease.

    Q5) How is Inspra performing?

    A5) Inspra was approved by the FDA in October 2003 and achieved sales of $1 million in the second quarter. The introduction of Inspra has generated a high level of interest in the cardiovascular medical community since its launch. In the U.S., Inspra is indicated and promoted to improve survival of stable patients with left ventricular systolic dysfunction (ejection fraction ? 40%) and clinical evidence of congestive heart failure (CHF) after an acute myocardial infarction
     (AMI). This indication represents a small segment of the post-AMI market and represents about 280,000 new cases each year.

     Inspra represents a significant clinical advancement in the treatment of patients who have had an AMI and had evidence of heart failure. This is due to the significant survival benefit seen with Inspra in the EPHESUS study. As a result of this data, Inspra was selected by the American Heart Association as one of the top 10 medical achievements of 2003.

     Since launch, cardiologists have consistently mentioned that Inspra provides excellent clinical value for their post-AMI CHF patient. As a result, Inspra prescriptions have been steadily increasing, but at a slower-than-expected rate. Several factors are contributing to the slow growth in demand, including slow adoption of aldosterone blockade as a new standard of care for the treatment of post-AMI CHF by physicians and the lack of EPHESUS data in medical guidelines, which has contributed to a slower adoption by physicians.

     Inspra prescription growth is expected to increase due to ongoing detailing and education efforts to raise awareness of its significant clinical benefit in post-AMI patients with evidence of heart failure. Furthermore, ACC STEMI guidelines were recently published at www.acc.org and have endorsed aldosterone blockade as a critical component of care for post-AMI patients, adding further evidence and scientific support for the need for aldosterone blockade and Inspra.

     Inspra was approved in the Netherlands in March 2004 to reduce the risk of cardiovascular mortality and morbidity in stable patients with left ventricular dysfunction and clinical evidence of heart failure after a recent AMI. The Netherlands will act as the reference member state for further European approvals expected later this year through the E.U. mutual-recognition procedure (MRP). The MRP was initiated in May 2004, and national licenses are expected in September 2004. During 2004, we expect to launch Inspra in the U.K., Germany, the Netherlands, and Mexico, with additional markets planning to launch the product in 2005. A filing for hypertension was submitted in Japan in May 2003. Approval and launch are anticipated in 2005.

    Q6) How is Zoloft performing?

    A6) Worldwide sales of Zoloft, a selective serotonin re-uptake inhibitor
     (SSRI), increased 25% to $789 million in the second quarter of 2004, compared to the same period in 2003. Zoloft is the most-prescribed
     SSRI in the U.S. It has proven efficacy, safety, and tolerability in treating mood and anxiety disorders and is approved for the broadest range of such disorders of any antidepressant. Zoloft is approved for six mood and anxiety disorders, including depression, panic disorder, obsessive-compulsive disorder (OCD) in adults and children, post-traumatic stress disorder (PTSD), pre-menstrual dysphoric disorder
     (PMDD), and social anxiety disorder (SAD). Zoloft is approved for acute and long-term use in all these indications with the exception of PMDD. This breadth of coverage is important from a clinical perspective, as these mental disorders are widespread and evidence significant co-morbidity. Depression affects approximately 32-35 million Americans, with up to 58% of patients with depression also having an anxiety disorder during a 12-month period. Zoloft is the only approved agent for the long-term treatment of PTSD and SAD, an important differentiating feature because these disorders tend to be chronic.

     Pfizer submitted the results of a large, double-blind, placebo-controlled study that demonstrated the safety of Zoloft in depressed hospitalized patients with acute myocardial infarction or unstable angina to the FDA, and an approvable letter was received in December 2003. Discussions are ongoing with the FDA to incorporate wording in the U.S. Zoloft package insert describing the results of this trial. In addition, discussion is ongoing concerning labeling for SSRIs and SNRIs regarding drug discontinuation, potential for abnormal bleeding, and non-teratogenic effects of administration during pregnancy.

     The safety of SSRIs, when used to treat depressed children and adolescents, particularly concerning the risk of self-harm, has been under examination by health authorities. In December 2003, the U.K. Medicines and Healthcare Products Regulatory Authority (MHRA) mandated that all SSRIs, including Zoloft, and selective norepinephrine receptor inhibitors (SNRIs) be contraindicated in children and adolescents with major depression except for Prozac, which they believe shows a positive risk/benefit profile. Pfizer does not agree with the MHRA's conclusions or recommendation regarding the contraindication. The Zoloft pediatric clinical-trial database shows no suicides and suggests no causal relationship between Zoloft and suicide. The combined analyses of efficacy data from the two placebo-controlled trials of Zoloft in pediatric and adolescent depression, although short of the rigorous statistical threshold required for regulatory determinations of efficacy, showed evidence of Zoloft's clinical effectiveness in pediatric depression. The combined results from these studies have been published in the Journal of the American Medical Association. Pfizer is working with the MHRA to review the existing data and ensure appropriate product labeling.

     In March 2004, the FDA informed Pfizer that it was requesting a class-labeling change for all antidepressants regarding the need for close observation of all patients being treated with antidepressants, including adults and children, for clinical worsening, for the emergence of suicidality, and for the emergence of a variety of other symptoms that may represent a precursor to suicidality, "regardless of the role antidepressants may have in the emergence of suicidal ideation/attempts in patients taking antidepressants." Depression is a serious public-health problem that carries an inherent risk of suicide. Pfizer agrees that all patients suffering from depression should be closely monitored for suicidal behavior and supports FDA's statement that no causal effect has been found between antidepressant use and suicidal behavior as it related to Zoloft.

    Q7) How is Neurontin performing?

    A7) Sales of Neurontin, indicated for adjunctive therapy in epilepsy and, in some markets, certain forms of neuropathic pain, increased 32% to $782 million in the second quarter of 2004, compared to the same period in 2003. Almost 12 million patients have been prescribed Neurontin since its approval in 1994. Neurontin is available in more than 100 countries.

     Neurontin has been approved in more than 60 markets for treatment of a range of neuropathic-pain conditions. Pfizer is focusing both on educational initiatives targeted at improving the management of neuropathic pain and efforts to ensure that Neurontin is effectively prescribed and that the recommended dose of 1,800 mg per day is achieved over a period of 15 days. To support these efforts, new 600 mg and 800 mg scored tablets were introduced in the first quarter of 2004, making it easier for the patient to achieve the recommended dose of 1,800 mg/day. Since the launch of the scored tablets and our focus on the recommended dose of 1,800 mg/day, we have seen increases in tablet sales and increases in the number of physicians of all specialities (primary-care physicians, neurologists, and pain specialists) prescribing 1,800 mg/day.

     The FDA approved Neurontin in May 2002 for the management of neuropathic pain associated with post-herpetic neuralgia (PHN). PHN is most commonly described as a burning, stabbing, and shock-like pain in the area affected by herpes zoster, persisting at least three months after healing of the skin rash. Herpes zoster is a painful viral infection also known as shingles, the same virus that causes chickenpox in 95% of Americans by age 18. Following a bout of chickenpox, the virus lies dormant in nerve tissues. However, in an estimated one out of seven people over the course of a lifetime, the virus can reappear as shingles. In the U.S. alone, more than one million new cases of shingles are diagnosed each year. Approximately 10%-15% of all patients with shingles develop PHN, which, once established, can persist for many years. Neurontin is the first oral medication approved in the U.S. for this condition.

    Q8) How is Xanax/Xanax XR performing?

    A8) Sales of Xanax/Xanax XR, the #1 selling benzodiazepine franchise in the world, were $86 million in the second quarter of 2004. The Xanax brand is marketed in 57 countries and is available in a variety of strengths-its original tablet form, extended-release or sustained-release (XR or SR) tablets, and drops. Xanax XR is the first once-a-day benzodiazepine in the world. It was approved by the FDA in January 2003 and launched in the U.S. in June 2003. Xanax XR has been launched in Mexico, Spain, and other markets, and registration and launches continue in key markets.

    Q9) How is Aricept performing?

    A9) Aricept, approved for the treatment of symptoms of mild to moderate Alzheimer's disease (AD), continues to lead the AD market with a 64% worldwide market share, $1.6 billion of audited sales (twelve months ending March 2004), and more than one billion cumulative patient days of therapy prescribed. In the U.S., both new and total Aricept prescriptions continue to grow despite the recent launch of a new competitor. Aricept's strong market leadership has been built on a large body of clinical evidence supporting its excellent efficacy and tolerability and a keen customer focus. About 10% of people over 65 suffer from AD, including 4.5 million Americans.

     A regulatory filing for a liquid formulation of Aricept was submitted in the E.U. in May 2004. The U.S. submission was made in December 2003. This new form of Aricept is designed to make administration easier for patients who have difficulty swallowing tablets. Data from a landmark study sponsored by the National Institute on Aging and conducted by the Alzheimer's Disease Cooperative Study provide the first evidence suggesting that Aricept may be effective in reducing the risk of transitioning to AD in people with amnestic mild cognitive impairment, when compared to placebo.

    Q10) How is Geodon performing?

    A10) Sales of Geodon totaled $110 million in the second quarter of 2004, up 49% compared to the same period in 2003. New-prescription market share in the U.S. has increased one percentage point since the beginning of 2004 to 5.2%. More than 4.4 million prescriptions have been written for Geodon for about 700,000 patients worldwide. It has been approved in 69 countries and launched in the U.S., Germany, Spain, Brazil, and other major markets. Geodon is available in both an oral capsule and a rapid-acting intramuscular dosage form. Schizophrenia affects approximately one in every 100 people and is among the most disabling of chronic mental illnesses, presenting in early adults and often persisting throughout adult life, with devastating effects on sufferers and their families.

     In clinical trials, Geodon was shown to be as effective as risperidone (Risperdal) and olanzapine (Zyprexa) in controlling both positive and negative symptoms, with a lower incidence of extra-pyramidal side effects than risperidone and significantly less weight gain and adverse changes in other metabolic indices (lipid levels, glucose control) than olanzapine. In addition, Geodon was shown to reverse some of the negative effects these agents had on body weight and metabolic parameters. A study published in the May 2003 issue of the Journal of Clinical Psychiatry showed that Geodon significantly improved the symptoms of patients when switched from other anti-psychotics, including olanzapine and risperidone.

     Geodon has been approved in Brazil and Mexico for the treatment of acute mania in bipolar disorder. A recently completed clinical program supported a U.S. filing submission for this indication in October 2003.
     A regulatory filing in the E.U. for this indication is being prepared. A recent study published in the American Journal of Psychiatry showed that Geodon rapidly controls acute mania in as little as two days, with sustained control throughout the study. In addition to providing rapid efficacy for this use, Geodon was found to be safe and well tolerated, with a low incidence of movement disorders.

    Q11) How is Relpax performing?

    A11) Relpax, an oral 5HT 1b/1d agonist for the acute treatment of migraine, had sales of $38 million in the second quarter of 2004, a 321% increase over the comparable period in 2003, which was adversely impacted by the initial stocking of the product in the prior quarter. The product has been launched in more than 25 countries, including the U.S., Japan, Italy, France, Germany, and Spain. Launched in the U.S., the largest migraine market, in March 2003 as the seventh triptan in a competitive category, Relpax has already surpassed three of its competitors and has achieved a 10.2% share of new prescriptions and strong formulary access. To help migraine sufferers better manage their condition, Pfizer launched a direct-to-consumer advertising campaign in the U.S. in April 2004. Relpax was launched in Japan, the second-largest market, in June 2002 and now has 28% of the triptan market and is the #1 choice of general practitioners. In France, the third largest market, Relpax has a market share of 18% of total migraine prescriptions.

     Currently in the U.S., many migraine sufferers reserve their triptan therapy for attacks that have become moderate to severe in intensity. Waiting until the attack has progressed may reduce the likelihood that a sufferer will get an optimal response. Recent data presented at the American Headache Society meeting show that treating a migraine attack early with Relpax provides greater efficacy for migraine sufferers than waiting until the pain becomes more severe. The highest two-hour pain-free rates were seen among patients with mild pain taking Relpax 40 mg within 30 minutes of pain onset (71% vs. 23% on placebo). In addition, sustained pain-free rates were higher for patients treated with Relpax 40 mg when the pain was mild (56%) compared with those treating when the pain was moderate to severe (30%).

     Published data demonstrate that Relpax 40 mg provides better and more-sustained relief from the symptoms of migraine than sumatriptan (Imitrex), even if patients wait to treat and the pain is more intense. Two controlled studies published in late 2003 demonstrate that Relpax 40 mg also provides significantly more sustained relief than zolmitriptan (Zomig) or naratriptan (Amerge). In addition to its demonstrated efficacy and tolerability as a first-line treatment for migraine, data show that Relpax 40 mg is an excellent treatment option for patients who had previously failed to obtain adequate relief with other prescription or OTC migraine medications, such as Excedrin Migraine, NSAIDs, Fiorinal/Fioricet, Imitrex, and Maxalt. Relpax 40 mg was also well tolerated in these patients.

    Q12) How is Celebrex performing?

    A12) Sales of Celebrex (celecoxib) totaled $728 million in the second quarter of 2004. Growth of the product remains strong, with worldwide sales growth of 6% year-to-date based on IMS data as of April 2004. Celebrex is the #1 COX-2-specific inhibitor in the world and has the broadest range of approved indications. It provides proven, long-lasting strength in treating the pain and inflammation of osteoarthritis (OA) and rheumatoid arthritis (RA), as well as in the treatment of acute pain and primary dysmenorrhea.

     In May 2004, European regulators completed a safety review and reaffirmed the use of COX-2-specific inhibitors such as Celebrex in a broad range of patients. The May 29, 2004, issue of The Lancet included an independent study by the Institute for Clinical Evaluative Sciences, which provided further evidence of the cardiovascular safety of Celebrex. In this study, patients taking Celebrex had the same rate of hospitalization for congestive heart failure as people who weren't using any NSAIDs at all. Patients taking older NSAIDs, such as ibuprofen, had a 40% increase in such hospitalizations compared with a community control group not taking any of the drugs in the study.

     Pfizer has filed an application for regulatory approval of celecoxib in Japan, which is the world's second-largest pharmaceutical market. Currently there are no COX-2-specific inhibitors approved in Japan.

    Q13) How is Bextra performing?

    A13) Sales of Bextra totaled $275 million in the second quarter of 2004. Bextra offers fast, powerful, long-lasting pain relief with once-daily dosing for osteoarthritis (OA) and rheumatoid arthritis (RA) patients. The product has a significantly lower incidence of endoscopically detected gastroduodenal ulcers versus traditional comparator NSAIDs (naproxen, ibuprofen, and diclofenac) and significantly less dyspepsia versus naproxen. In May 2004, European regulators completed a safety review and reaffirmed the use of COX-2-specific inhibitors such as Bextra in a broad range of patients. Bextra is the fastest-growing COX-2-specific inhibitor in the U.S. and had 49% year-to-date worldwide sales growth based on IMS data as of April 2004. In May 2004, Bextra achieved a 10.2% share of new prescriptions in the U.S. NSAID market. The new-prescription market share of Pfizer's COX-2 franchise in the U.S. has grown from 18.9% in 2001 for Celebrex alone to 25.2% in May 2004 for Celebrex and Bextra.

     The U.S. regulatory submission for use of Bextra in the treatment of migraine with or without aura in adults was completed in November 2003. Additional Bextra studies in acute pain for a U.S. supplemental filing were completed in 2004.

    Q14) What is the status of parecoxib?

    A14) Pfizer's portfolio of COX-2-specific pain relievers is expanding with the addition of parecoxib (marketed as Dynastat in many countries outside the U.S.), the first injectable COX-2. Parecoxib, which is hydrolyzed to valdecoxib (Bextra) following injection, provides a unique opportunity, when appropriate, to offer seamless COX-2-specific-inhibitor pain therapy in those markets with an acute-pain indication for Bextra. This characteristic gives clinicians the opportunity to use parecoxib in the perioperative setting when patients are not able to take oral medication, and to discharge patients from the hospital with a prescription for Bextra. Patients experience fewer opioid side effects following surgery, with reduced hospital resource utilization and recovery time. In May, European regulators completed a safety review and reaffirmed the use of COX-2-specific inhibitors such as parecoxib in a broad range of patients.

     Parecoxib has already been launched in 30 countries and is expected to be launched in several more countries in 2004. Advanced clinical trials have been completed in acute pain, with a re-submission expected in the U.S. by the end of 2004.

    Q15) How is Zithromax performing?

    A15) Sales of Zithromax, the world's largest-selling antibiotic, increased 18% to $370 million in the second quarter of 2004, compared to the same period in 2003. Sales of the product decreased 3% to $837 million in the first half of 2004, compared to the first half of 2003, due to a weak respiratory season in the U.S. in the first quarter. Zithromax is the leading branded antibiotic in all adult and pediatric indications in the U.S. Total prescription market share in the U.S. for January-May 2004 of 16.1% represented growth from its 15.8% market share in January-May 2003. Zithromax is recognized by physicians for its broad efficacy, compliance advantages, favorable side-effect profile, and a good-tasting liquid formulation for children to treat common respiratory-tract infections.

     Zithromax continues to revolutionize antibiotic treatment in the U.S. with the only available single-dose treatment for otitis media. The Zithromax Tri-Pak provides the only three-day regimen for the treatment of acute bacterial exacerbations of chronic obstructive pulmonary disease
     (COPD), with the product given at a dose of 500 mg once daily. COPD is responsible for 500,000 hospitalizations in the U.S. per year. Zithromax is recommended for first-line treatment for community-acquired pneumonia. Zithromax is the only antibiotic approved as a three-day treatment regimen for acute bacterial sinusitis, which is caused by the pathogens Streptococcus pneumoniae, Haemophilus influenzae, or Moraxella catarrhalis. The Zithromax IV formulation was approved in Germany and Mexico in the second quarter.

     Zithromax is being studied as a possible treatment of drug-resistant malaria. Phase 2 clinical tests showed that Zithromax and chloroquine combined are about three times as effective against malaria as either drug alone. Phase 3 studies are underway. Malaria afflicts about 300 million people worldwide, mainly in developing countries, and leads to more than one million deaths annually.

     The International Trachoma Initiative (ITI) announced that Mauritania has joined the list of donation countries. The first dose of Zithromax was administered there in May. The ITI is dedicated solely to the elimination of trachoma, the leading cause of preventable blindness. Zithromax is a key part of the SAFE strategy, which is endorsed by the World Health Organization.

    Q16) How is Diflucan performing?

    A16) Sales of Diflucan, the leading systemic antifungal in the world, increased 9% to $285 million in the second quarter of 2004, compared to the same period in 2003. The product treats fungal infections often present in critically ill, hospitalized patients, as well as fungal infections of the mouth (thrush), throat, and esophagus. It is also effective as a single-dose oral treatment for vaginal candidiasis. Diflucan sales were adversely impacted by the entry of generic oral fluconazole products after Diflucan lost patent exclusivity in much of Europe in March 2003. Diflucan has now lost patent protection in Japan, the U.K., and Germany. In the U.S., the FDA granted Diflucan six months of patent exclusivity until July 29, 2004, as a result of pediatric testing.

    Q17) How is Zyvox performing?

    A17) Sales of Zyvox totaled $110 million in the second quarter of 2004. Physicians worldwide are gaining greater experience with Zyvox in treating serious Gram-positive infections. The product has a novel mechanism of action that stops the initial stage of bacterial protein production, without which bacteria cannot multiply. This uniqueness means there is no cross-resistance with other antibiotics. Zyvox is available in intravenous, tablet, and oral-suspension formulations. This convenient dosing allows some patients dosed intravenously in the hospital to return home and initiate on the oral form of Zyvox at the earliest appropriate time.

     The Centers for Disease Control and Prevention estimate that nosocomial (hospital-derived) infections cost nearly $5 billion a year and contribute to more than 88,000 deaths annually. The increasing incidence of infections caused by methicillin-resistant Staphylococcus aureus
     (MRSA) and multi-drug-resistant enterococci, and the associated morbidity and mortality, have renewed the major challenge of managing Gram-positive pathogens in the hospital setting and demand appropriate attention and intervention.

     New indications are being pursued for Zyvox to address limited therapeutic options and unmet needs. In July 2003, Zyvox was approved by the FDA for the treatment of diabetic foot infections, without concomitant osteomyelitis, caused by Gram-positive bacteria, including resistant strains such as MRSA. Foot ulcer is a potentially serious complication that threatens an estimated 15% of the 17 million people with diabetes in the U.S. Among diabetes patients who develop a foot ulcer or wound, approximately 6% will be hospitalized because of the infection or other ulcer-related complications. Serious infections can lead to long-term debilitation and, in the most severe cases, amputation. Diabetes is the leading cause of non-traumatic lower-extremity amputations in the U.S.

     Emerging data showing advantages of Zyvox versus the glycopeptides vancomycin and teicoplanin continue to be presented at scientific conferences and published in peer-reviewed medical journals. In October 2003, important new data were presented at the Infectious Diseases Society of America meeting. In one study, Zyvox was shown to be more effective than vancomycin in treating patients with complicated skin and soft-tissue infections caused by MRSA. The study also showed shorter intravenous therapy and reduced hospital stays among patients treated with Zyvox.

     Two retrospective analyses from two prospective, randomized, double-blind studies have recently been published, showing the advantage of Zyvox versus vancomycin in patients with MRSA nosocomial pneumonia. The first, published in Chest in November 2003, found that initial therapy with Zyvox was associated with significantly better survival and clinical-cure rates than vancomycin in patients with nosocomial pneumonia due to MRSA. The second, published in February 2004 in Intensive Care Medicine, showed that initial Zyvox therapy was associated with significantly better clinical-cure and survival rates than initial vancomycin therapy in patients with MRSA ventilator-acquired pneumonia.

     In January 2004, the results of a randomized, controlled, open-label, multi-center study comparing Zyvox to teicoplanin were published in the Journal of Antimicrobial Chemotherapy. Teicoplanin is a glycopeptide product available outside the U.S. The authors concluded that Zyvox was clinically superior to teicoplanin in the treatment of Gram-positive infections.

     In June 2004, the FDA expanded the labeled pathogen coverage for Zyvox to include multi-drug-resistant Streptococcus pneumoniae (MDRSP) in the treatment of nosocomial pneumonia and community-acquired pneumonia. Antibiotic resistance to S. pneumoniae is a growing problem. Antibiotic failure due to resistance can result in prolonged suffering for patients, time lost from work, increased healthcare costs, and serious illnesses that can lead to increased mortality. With approval to treat MDRSP, Zyvox will remain an important treatment option for patients with pneumonia as emerging resistance to conventional therapies increases.

    Q18) How is Vfend performing?

    A18) Sales of the antifungal Vfend increased 53% to $71 million in the second quarter of 2004, compared to the same period in 2003. The product has been launched in 46 countries, including the U.S. and most major overseas markets. It is indicated for primary treatment of acute invasive aspergillosis and salvage therapy for rare but serious fungal infections caused by the pathogens Scedosporium apiospermum and Fusarium spp. In Europe, Vfend is also approved for the treatment of serious, invasive, fluconazole-resistant Candida infections (including C. krusei). Vfend can be administered both orally and intravenously, unlike most current treatments, which are available in intravenous form only. This allows patients to step down in therapy from intravenous to oral administration and potentially allows the patient to be discharged from the hospital sooner. The product was launched in both oral and intravenous forms in August 2002 in the U.S. and in September 2002 in Europe. Vfend is already the leading hospital antifungal product in France and the second-leading hospital antifungal in Germany. In November 2003, Vfend was approved by the FDA for treatment of esophageal candidiasis. Vfend Powder for Oral Suspension, a dosage form suitable for patients unable to swallow the tablet, was approved in the U.S. in December 2003 and in the E.U. in February 2004. Pfizer has filed regulatory submissions in the U.S. and E.U. for use of Vfend in treatment of candidemia in non-neutropenic patients. Clinical results in this indication were presented at the European Congress of Clinical Microbiology and Infectious Diseases in May 2004.

     In the largest prospective comparative clinical trial ever conducted in invasive aspergillosis, a deadly fungal infection occurring in immuno-compromised patients, 53% of patients who started therapy with Vfend had a successful response at 12 weeks, compared to 32% of those who started therapy with amphotericin B. In addition, Vfend offered patients a 22% relative survival benefit versus amphotericin B. The number of hospitalized patients at risk for serious fungal infections is growing, as more patients undergo bone marrow/stem cell and solid organ transplants, as well as aggressive chemotherapy for cancer and treatment for AIDS. Fungal infections in these immuno-compromised patients are associated with high morbidity and mortality and require prompt and effective treatment.

    Q19) How is Viagra performing?

    A19) Viagra is the leading treatment for erectile dysfunction and one of the world's most recognized pharmaceutical brands. Sales of Viagra for erectile dysfunction (ED) decreased 7% to $389 million in the second quarter of 2004, compared to the same period in 2003, reflecting the launch of two competitive products.

     Just one year after the introduction of other oral phosphodiesterase-5 inhibitors, Viagra's worldwide market share in dollar sales for January-May 2004 remains strong at 73%. In the U.S., Viagra continues to lead the ED market, receiving 77% of total erectile-dysfunction prescriptions for January-June 2004. In the U.K., the world's largest ED market outside the U.S., Viagra retains 76% of the ED market more than one year after the introduction of competition. Despite competition, consumers are opting to stay with Viagra-97% of high-volume Viagra users and 92% of occasional users remained on Viagra according to data from April. Patients are choosing Viagra because of the hardness of erections and the satisfaction it provides to both consumers and their partners. Overall, we are confident that Viagra's leadership will continue, particularly in the world's largest ED markets-the U.S., Germany, the U.K., Brazil, Italy, Mexico, and Japan, which account for nearly 80% of total global ED prescription sales. As expected, the launch of new products is expanding the erectile-dysfunction market, which grew 23% worldwide, 21% in Europe, and 17% in the U.S. in the first quarter of 2004, compared to the first quarter of 2003.

     The efficacy and safety of Viagra have been demonstrated in more than 130 clinical trials worldwide and in more than six years of real-world experience. Studies have shown that Viagra improves erections in up to 82% of men with ED and that 96% of Viagra users report being highly satisfied with the product. It has been used successfully in a broad spectrum of men, including those who suffer from depression, cardiovascular disease, type 1 and type 2 diabetes, radical prostatectomy, and spinal-cord injury. Pfizer released a study at the American Urological Association meeting showing that Viagra improves erectile function in men after prostate-cancer surgery. Erectile dysfunction is seen in more than 90% of patients who have undergone this procedure.

     In April, Pfizer implemented the Value Card savings program for Viagra to provide benefit to current Viagra patients and to help prompt undiagnosed men to seek treatment. After enrolling in the program, men who pay cash for their prescriptions or who are only partly reimbursed for their prescriptions can get a seventh free prescription after filling and paying for six, for the portion of their prescription paid for in cash. To date, more than 54,000 men have enrolled in the Value Card program.

     Viagra continues to be studied in pulmonary arterial hypertension (PAH). About 200 published articles demonstrate the benefit of Viagra in PAH.

     The counterfeiting of prescription medicines is a growing problem, and Viagra has often been a target outside the U.S. While reports of counterfeit Viagra found in U.S. pharmacies have been rare, Pfizer has received three recent complaints that potentially counterfeit Viagra has been found at retail pharmacies in Glendale, Fresno, and Alhambra, California. To date, Pfizer has received no reports of safety issues or adverse events related to these incidents, and the Company is cooperating with an FDA investigation of the matter.

    Q20) How is Detrol/Detrol LA performing?

    A20) Sales of Detrol/Detrol LA totaled $182 million in the second quarter of 2004. Detrol and Detrol LA are effective and well-tolerated treatments for overactive bladder (OAB) patients with the symptoms of urinary urge incontinence, urgency, and frequency. Detrol is the leading OAB product worldwide, and Detrol LA is an extended-release formulation taken once a day. More than 50 million patients worldwide suffer from OAB, including about one in 11 adults in the U.S. (17 million people).
     At least 16% of the U.S. population over age 40 report having chronic and troublesome symptoms of OAB. Detrol has been granted pediatric exclusivity by the FDA, extending the expiration of the composition-of-matter patent from March 2012 to September 2012.

    Q21) How is Camptosar performing?

    A21) Sales of Camptosar totaled $147 million in the second quarter of 2004. U.S. sales experienced a strong rebound in the second quarter based on relief by the Centers for Medicare and Medicaid Services, in full effect as of April 1, to restore access to Camptosar and encourage its use with Avastin and Erbitux. Because of the important survival benefit Camptosar provides, it is one of the standard treatments and one of the most widely studied therapies in colorectal cancer. Use of Camptosar plus Avastin is increasingly being adopted as a first-line standard in national treatment guidelines and by leading academic institutions.

     A study recently published in the New England Journal of Medicine showed a survival rate of 25.1 months for first-line metastatic colorectal-cancer patients treated with Camptosar in combination with Avastin, the longest survival ever achieved in this stage of the disease. Camptosar combined with Erbitux, a new targeted agent, has also provided clinical benefit for patients who have relapsed after first-line treatment for metastatic colorectal cancer. Camptosar's status as the standard of care was supported at the 2004 meeting of the American Society of Clinical Oncology, where 228 abstracts were presented discussing use of Camptosar across several tumor types and in combination with seven targeted therapies. Camptosar is being studied in both neo-adjuvant and adjuvant settings for colorectal cancer and in more than 15 other tumor types.

     Earlier in July, Pfizer agreed to buy obtained from Aventis the rights to market Camptosar in certain European and Asian markets from Aventis for $620 million, nearly doubling Pfizer's global business in colorectal cancer.

    Q22) How is Aromasin performing?

    A22) Sales of Aromasin were $31 million in the second quarter of 2004. Sales are projected to increase substantially over the next year due to recent data and a scheduled filing for an expanded indication later in 2004. Aromasin is currently indicated for post-menopausal breast-cancer patients who have failed tamoxifen therapy. The new indication would be for post-menopausal breast-cancer patients in the adjuvant setting. The submission of the adjuvant indication will be based on significantly positive data from the Intergroup Exemestane Study (IES) recently published in the March 11, 2004, issue of the New England Journal of Medicine, which showed that Aromasin is clearly more efficacious than tamoxifen, the current standard of care for women with early breast cancer. More specifically, the IES study showed that after using tamoxifen for 2-3 years, women switched to Aromasin for the remainder of the five-year study had a 32% improvement in disease-free survival versus women who continued on tamoxifen. This level of increased efficacy was consistent across all patient subsets, and tolerability was high for the Aromasin arm. On the strength of the IES data, several countries have changed their treatment guidelines to recommend that tamoxifen patients be switched to Aromasin after 2-3 years for maximal survival benefit.

     Also noteworthy was the recent announcement by the Centers for Medicare and Medicaid Services of a new Medicare demonstration project that will extend coverage to certain oral medications for serious illnesses. Aromasin is one of the cancer medications included in the demonstration, a factor that will help increase patient access to Aromasin within the Medicare population.

    Q23) How is Ellence/Farmorubicin performing?

    A23) Sales of Ellence/Farmorubicin (epirubicin) totaled $88 million in the second quarter of 2004. It is the most widely used anthracycline in the treatment of breast cancer and is a cornerstone in the adjuvant treatment of breast cancer. Ellence/Farmorubicin is approved in the adjuvant and metastatic breast-cancer setting in more than 80 countries outside the U.S. It is also broadly indicated outside the U.S. in lymphomas, sarcomas, and ovarian, bladder, lung, and gastric tumor types. In Europe, Ellence/Farmorubicin is the anthracycline of choice in adjuvant therapy.

     New data presented at the recent American Society of Clinical Oncology meeting highlighted two emerging treatment options in breast cancer-dose-dense delivery and combination treatment with targeted compounds. A multi-center Phase 3 trial showed that dose-dense sequential adjuvant chemotherapy with epirubicin, paclitaxel, and cyclophosphamide is superior to conventional-dose chemotherapy in high-risk breast-cancer patients with four or more positive lymph nodes. In addition, a small trial performed at the M.D. Anderson Cancer Center in Houston showed that the addition of trastuzumab (Herceptin) to taxane- and epirubicin-containing chemotherapy significantly increased the pathological complete response rates in patients with HER-2-positive breast cancer.

    Q24) How is Xalatan/Xalcom performing?

    A24) Sales of Xalatan/Xalacom totaled $291 million in the second quarter of 2004. In 2003, Xalatan/Xalacom became the first ophthalmic medicine to achieve $1 billion in annual sales (including 2003 sales of Xalatan/Xalacom prior to the acquisition of Pharmacia in April 2003). Xalatan, a prostaglandin indicated for the treatment of open-angle glaucoma and ocular hypertension, is the #1 prescribed glaucoma medication in all promoted markets, including the U.S., Europe, and Japan. It is the first and only prostaglandin with a first-line indication for the treatment of elevated eye pressure. Xalacom consists of Xalatan with the beta blocker timolol.

     Glaucoma is a group of eye diseases, characterized by elevated intraocular pressure (IOP), damage to the optic nerve, and visual-field loss, that can lead to blindness if not treated. An estimated 67 million people suffer from glaucoma worldwide, including 2-3 million Americans age 40 years and older. Each year, more than 100,000 people in the U.S. are diagnosed with glaucoma, of whom 90% have open-angle glaucoma, a disease with a pattern of vision loss associated with an increase in pressure in the eye.

     The Ocular Hypertension Treatment Study published in June 2002 in Ophthalmology demonstrated for the first time the benefit of treating ocular-hypertensive patients who have not yet developed glaucoma. Ocular hypertension is a major risk factor for glaucoma and a potential source of significant market expansion. By treating patients with IOP-lowering therapies, including Xalatan or other therapies, the study showed a 60% reduction over five years in the development of glaucoma.

     Future Xalatan/Xalacom global sales growth will come through market expansion. While the U.S. glaucoma market has been experiencing low unit growth, about one third of diagnosed glaucoma patients are untreated. In addition, only 10-15% of ocular-hypertensive patients (a group at high risk of developing glaucoma, based on the study described above) are currently being treated in the U.S. Several comparative clinical trials and recent European Glaucoma Society guidelines support Xalatan's use in newly treated patients before less efficacious and/or poorly tolerated therapies.

     In July 2004, Pfizer prevailed in a patent-infringement suit in which Par Pharmaceutical was seeking to sell a generic version of Xalatan. The U.S. District Court for the District of New Jersey held that two U.S. patents on formulations and uses of latanoprost (Xalatan) were valid, infringed, and enforceable against Par and issued an injunction blocking the approval of Par's regulatory filing until the March 2011 expiration of the later-expiring patent. Par intends to appeal the decision.

    Q25) What is the status of Genotropin?

    A25) Sales of Genotropin totaled $180 million in the second quarter of 2004. With a robust performance worldwide, including in the U.S., Genotropin continues to be world's leading human recombinant growth hormone, accounting for about one-third of the worldwide market.

     Genotropin is indicated for the long-term treatment of pediatric patients who have growth failure due to inadequate secretion of endogenous growth hormone or due to Prader-Willi syndrome, and for adult patients with growth-hormone deficiency. Growth-hormone deficiency affects tens of thousands of children and 50,000-70,000 adult patients in the U.S. alone. Adult hormone deficiency can result from a continuation of childhood deficiency or as a consequence of brain trauma or cranial irradiation to treat cancer. In the U.S. and Europe, Genotropin is also approved for the long-term treatment of growth failure in children who are born small for gestational age (SGA) and fail to achieve catch-up growth by age two (U.S.) or four (Europe). An estimated 2.3% of all babies are born SGA each year. While the majority catch up to normal height, as many as 10% do not. In Europe and Japan, Genotropin is also approved for patients with Turner syndrome, a genetic condition affecting one in every 3,000 girls, and for children with chronic renal insufficiency. Patient clinical needs continue to be determined, and Pfizer is evaluating possibilities of additional therapeutic indications for Genotropin. Pfizer Japan has submitted an application for Genotropin's use in adult growth hormone deficiency.

     Physicians state that the growth hormone drug-delivery system is a fundamental component of the value of the product to patients. The Genotropin Pen with Geno-caps was recognized by the Industrial Designers Society of America in their Annual Industrial Design Excellence Awards. The Society cites the Genotropin Pen for its convenience, function, reliability, and design advances enabling patient customization.

     Pfizer has submitted a Citizen's Petition to the FDA asking that the regulatory filing from Sandoz for Omnitrop not be considered using the established safety and efficacy data of Genotropin.

    Q26) How is Somavert performing?

    A26) Sales of Somavert totaled $7 million in the second quarter of 2004 and $11 million in the first half of 2004. Approved in the U.S. in 2003, Somavert is currently being launched in more than 10 countries across Europe. The first and only selective growth hormone receptor antagonist, Somavert is indicated for the treatment of acromegaly in patients who have had an inadequate response to surgery, radiation therapy, or other medical therapies, or a combination thereof, or for whom these therapies are not appropriate. Acromegaly is a rare and debilitating disorder resulting from the overproduction of growth hormone, most often due to a pituitary tumor. This overproduction results in a persistent elevation in levels of serum insulin-like growth factor I (IGF-I). The goal of treatment for acromegaly is to normalize serum IGF-I levels, and Somavert has shown superior efficacy, with normalization achieved in more than 90% of patients. Data presented at the recent Endocrine Society meeting showed that key opinion leaders are recognizing the strong efficacy of Somavert for the treatment of acromegaly. There is also evidence that Somavert improves blood-glucose control in acromegaly patients who suffer from diabetes.

    Q27) What factors are driving Zyrtec's performance?

    A27) Sales of Zyrtec, the #1 branded antihistamine in the U.S. in new prescriptions, declined 10% to $306 million in the second quarter of 2004, compared to the same period in 2003. Zyrtec revenue and prescription declines were due to the 18% decline in year-to-date new prescriptions in the antihistamine market due to the availability of multiple low-cost over-the-counter (OTC) branded and private-label loratadine (Claritin) products since December 2002.

     Zyrtec's new-prescription decline is less than that of Allegra (11% decline in January-May 2004/January-May 2003 NRx versus a 17% decline for Allegra) and can be attributed in part to strong performance in a broad range of formulations-tablets, syrup, and the 12-hour decongestant formulation-for both adult and pediatric patients. The product remains the only prescription antihistamine with a syrup formulation and, as of March 2004, became the only prescription antihistamine with a chewable formulation as well. The FDA approval of Zyrtec Chewable Tablets represents another significant advance for pediatric patients who suffer from seasonal and perennial allergic rhinitis and chronic idiopathic urticaria. Zyrtec Chewable Tablets are approved for children as young as two years old but will be aimed at the important pediatric market of children six and older who have outgrown syrups and are not yet ready to swallow tablets. Currently, a prescription bridge formulation does not exist for children as young as two years old. Zyrtec Chewable Tablets are grape-flavored and will be available in 5-mg and 10-mg strengths for dosing flexibility by physicians. The new formulation expands upon Zyrtec's existing leadership within the pediatric segment, which includes an indication to treat seasonal and perennial allergic rhinitis and urticaria in children 2-11 years old and an indication to treat perennial allergic rhinitis and chronic idiopathic urticaria in infants as young as six months old.

     Zyrtec-D 12 Hour is still the only prescription oral antihistamine/decongestant combination medicine approved to treat both perennial indoor and outdoor allergies as well as nasal congestion. With 30% of all allergy sufferers also experiencing nasal congestion, and with decongestant combinations accounting for more than 15% of total U.S. antihistamine prescriptions, a significant opportunity exists for Zyrtec-D.

     Zyrtec is also the #1 prescribed antihistamine among allergists and pediatricians in new prescriptions. A key reason is Zyrtec's efficacy relative to other products, prescription or OTC. Pfizer and UCB Pharma, which discovered Zyrtec, have substantial published data demonstrating the superior performance of Zyrtec versus Claritin, including two two-day environmental-exposure-unit studies in which Zyrtec provided twice the overall symptom relief of Claritin. More recently, new data demonstrating Zyrtec's performance versus Allegra in a two-day environmental-exposure unit were published in the January/February 2004 issue of Allergy and Asthma Proceedings.

    Q28) How is Spiriva performing?

    A28) Spiriva, which was discovered and developed by Boehringer Ingelheim
     (BI), is the first once-a-day inhaled bronchodilator treatment for chronic obstructive pulmonary disease (COPD) and a significant advance over other treatment options. Spiriva has been successfully introduced by Pfizer and BI in more than 40 countries, including the U.S., Germany, the U.K., and Spain, where Pfizer records a portion of Spiriva revenue as alliance revenue. In the U.S., Spiriva was approved by the FDA in January 2004 and launched in May 2004. Early market feedback indicates that Spiriva is being well accepted by U.S. customers, including payers, providers, and patients. We are seeing rapid acceptance of the product on state Medicaid and hospital formularies and strong utilization by pulmonologists and general practitioners.

     COPD is a chronic respiratory disorder that includes chronic bronchitis and emphysema and is characterized by limited airflow accompanied by symptoms such as dyspnea (shortness of breath), cough, wheezing, and increased sputum production. In the U.S. alone, there are approximately 17 million sufferers of COPD, although up to 50% remain undiagnosed. Patients often suffer symptoms for many years before being diagnosed and getting appropriate treatment. Long-term smoking is the most frequent cause of COPD, accounting for 80%-90% of all cases. COPD is the fifth-leading cause of death worldwide and the fourth-leading cause of death in the U.S.

     The success of Spiriva's launch is driven by a strong efficacy profile, including 24-hour relief of COPD symptoms with once-daily inhaled dosing. The product is positioned as first-line maintenance treatment in all severities of COPD. The inclusion of Spiriva as first-line maintenance treatment in the most recent update of the ATS/ERS (American Thoracic Society/European Respiratory Society) Treatment Guidelines and the Global Initiative for Chronic Obstructive Lung Disease (GOLD) guidelines further reinforces this positioning.

     New data presented at the recent ATS meeting is creating additional interest in Spiriva:

     -- In a multi-center study of 1,829 Veterans Administration patients, Spiriva was shown to significantly reduce exacerbations and health-care utilization. In this study, the addition of Spiriva to usual care significantly reduced the percentage of patients with exacerbations by 14% (27.9% versus 32.4%) and reduced associated hospitalizations by 26% (7.0% versus 9.5%). COPD is an increasingly costly burden on society with regard to both direct costs of healthcare services and indirect costs related to loss of productivity. The reduction in hospitalization rates will be well received by healthcare ministries and providers, particularly in the U.S., where the disease is calculated to cost about $32 billion annually, including $18 billion of direct healthcare expenditures.
     -- A third comparative study of Spiriva and salmeterol confirmed that Spiriva is more effective in improving daytime spirometric lung function.
     -- A study of Spiriva's use in mild COPD confirmed Spiriva's value as first-line maintenance therapy. In this retrospective analysis, Spiriva was shown to significantly improve lung function, reduce dyspnea, and improve health-related quality of life when added to short-acting rescue therapy care in patients with mild COPD.
     -- A study of air trapping and exercise tolerance showed that Spiriva helped COPD patients stay active longer by improving symptom-limited exercise endurance and reducing breathlessness from exertion. These improvements were present for at least eight hours post-dose after six weeks of treatment. This study is similar to that described in Chest in 2003 in which four weeks of Spiriva treatment reduced the amount of air trapped in the lungs. The author likened the improvement seen with Spiriva to improvements seen after lung-volume-reduction surgery in COPD.

    A major unmet need in COPD is the ability to slow or halt disease progression. The UPLIFT (Understanding the Potential Long-term Impact of Function with Tiotropium) trial, which began in 2003, aims to determine the impact of Spiriva on disease progression by assessing the rate of decline in lung function in 6,000 COPD patients over four years. Enrollment of patients in this global study was recently completed. Results are expected in 2008.

    Q29) How is Rebif performing?

    A29) Rebif (interferon beta 1-a) continues to be the fastest-growing multiple-sclerosis (MS) drug in the U.S. and has shown steady growth, achieving greater than 15 percentage points of total-prescription market share since its launch in 2002. Rebif is projected to overtake Betaseron in total-prescription share in the third quarter of 2004. A new professional campaign has been launched to highlight Rebif's superior efficacy.

     Rebif has been shown to decrease the frequency of clinical exacerbations and to delay the accumulation of physical disability associated with relapsing forms of MS. The product was discovered and developed by Serono and is co-promoted by Pfizer and Serono in the U.S. Rebif represents another best-in-class Pfizer neurological product and complements Pfizer's market leadership in the epilepsy, neuropathic-pain, and Alzheimer's-disease categories.

     Rebif was launched by Serono in March 2002 after Rebif made history by breaking orphan-drug status of Avonex by showing superior efficacy, the first time a drug ever broke orphan-drug status based on efficacy. Pfizer began co-promoting the product in the U.S. in October 2002 and records a portion of Rebif revenue as alliance revenue.

     MS is a chronic inflammatory condition of the nervous system and is the most common non-traumatic neurological disease in young adults, affecting about 350,000 Americans. While symptoms of MS can vary, the most common include blurred vision, numbness or tingling in the limbs, and problems with strength and coordination. The relapsing forms of the disease are the most common.

     In late 2003, data from the PRISMS study were presented at the European Committee for Treatment and Research in Multiple Sclerosis meeting.
     These data support the long-term benefit on relapses, disability, and magnetic-resonance-imaging (MRI) outcomes and the excellent tolerability of Rebif taken at the highest dose of 44 micrograms subcutaneously three times daily in the treatment of relapsing-remitting forms of MS. These data provide the most comprehensive long-term clinical and MRI assessment of a cohort of patients with relapsing forms of MS on interferon therapy and highlight the favorable risk/benefit ratio, both short-term and long-term.

     In the EVIDENCE trial, the incidence of flu-like adverse events in the Avonex group (53% prior to switching to Rebif) was greater than the flu-like adverse events in the Rebif group. When patients were switched to Rebif, 91% did not experience new flu-like side effects. The efficacy of Rebif versus Avonex was confirmed in a 50% reduction in annualized relapse rate when patients were switched from Avonex to Rebif.

     The latest entrant to the MS market, Antegren (natalizumab), is undergoing regulatory review. While there is limited clinical data available on the product, its class, SAM (selective adhesion molecule) inhibitors, only target migration of T cells into the central nervous system, a circumstance that may potentially limit these products' long-term utility compared with interferons, which have multiple mechanisms and are disease modifiers. Uptake of Antegren may be tempered by a lack of long-term safety and efficacy data as well as concerns over rebound upon discontinuation, which was observed in Phase 2 trials.

    Q30) What is the status of Lyrica (pregabalin)?

    A30) Lyrica (pregabalin) received marketing authorization in the E.U. earlier in July 2004 for the indications of peripheral neuropathic pain and add-on epilepsy. A regulatory submission for use of pregabalin in management of neuropathic pain associated with diabetic peripheral neuropathy and post-herpetic neuralgia, generalized anxiety disorder
     (GAD) and as adjunctive therapy in epilepsy was made in the U.S. in the fourth quarter of 2003. This submission is under active review.

    Q31) What is the status of indiplon?

    A31) Indiplon is a unique non-benzodiazepine GABA-A-receptor agonist selective for the alpha-1 subunit. Neurocrine Biosciences, Inc., and Pfizer are co-developing and will co-market indiplon in the U.S. for the treatment of transient and primary (chronic) insomnia. In addition, Pfizer has exclusive marketing rights to indiplon outside the U.S. and is currently investigating these opportunities. Both immediate-release (IR) and modified-release (MR) formulations are expected to be filed for approval. The IR formulation will help patients who have difficulty with sleep initiation and sleep duration. The MR formulation will address sleep-initiation, sleep-duration, and sleep-maintenance difficulties. Efficacy and safety studies completed to date indicate that the two formulations are efficacious and well-tolerated both in adult non-elderly and in elderly patients. Enrollment in all Phase 3 trials has been completed and includes more than 7,000 patient exposures, making the indiplon program the largest clinical program to date to be conducted for sleep.

     The prevalence of insomnia is quite high. An estimated 20-30% of people around the world suffer from insomnia, and 9-12% of insomniacs (about 100 million people) suffer chronically. Despite this high prevalence of insomnia, treatment rates remain very low. For example, approximately 40% of the U.S. population (about 85 million people) report one or more insomnia symptoms annually, while only about 5 million of these patients are being treated with a GABA-A receptor agonist.

    Q32) What is the status of Macugen?

    A32) In December 2002, Pfizer and Eyetech Pharmaceuticals, Inc., announced an agreement to jointly develop and commercialize Eyetech's Macugen. Positive Phase 3 results for Macugen in wet age-related macular degeneration (AMD) were announced at the American Academy of Ophthalmology meeting in 2003. These studies demonstrated benefit to a broad group of wet AMD patients irrespective of lesion subtype or size, unlike existing therapies. The U.S. regulatory filing for Macugen was completed in June 2004, and the product candidate is currently undergoing fast-track review with the FDA. We expect to submit the regulatory filing in the E.U. and other markets later this year. Macugen is an aptamer that selectively binds to and neutralizes vascular endothelial growth factor for potential treatment of AMD and diabetic macular edema
     (DME). AMD is the leading cause of irreversible vision loss among Americans over 55 and occurs in both wet and dry form. The wet form accounts for approximately 200,000 new cases annually, with a prevalence of 1.2 million cases in the U.S. alone. Wet AMD is characterized by the growth of abnormal blood vessels into the area beneath the retina. DME affects roughly 100,000 Americans with diabetes each year and is the leading cause of blindness in adults under age 55. The decreased vision that characterizes DME results from fluid and lipids leaking from retinal blood vessels.

    Q33) What is the status of Daxas (roflumilast)?

    A33) Daxas is a phosphodiesterase-4 (PDE-4) inhibitor, a class of compounds that provides anti-inflammatory action targeted to the lungs. Pfizer and our co-promotion partner Altana Pharma filed Daxas in the E.U. in February 2004 for both asthma and chronic obstructive pulmonary
     disease (COPD).   For other markets, the product is in late-stage
     development.

    Q34) What is the status of Exubera?

    A34) Exubera is a novel treatment system for the non-invasive delivery of insulin that is being developed for adult patients with type 1 and type 2 diabetes through a collaboration between Pfizer and Aventis. Pfizer is also collaborating with Nektar Therapeutics, developers of the inhalation device and formulation process. The product combines a novel dry-powder formulation of a recombinant human insulin with a customized inhalation system. It is given before meals to reduce the meal-related spikes in glucose levels. Exubera demonstrates glucose lowering equivalent to insulin injections and, when used alone or in combination with oral agents, it improves glycemic control as compared to oral agents used alone. In March 2004, Pfizer and Aventis announced that the regulatory filing of Exubera in the E.U. had been accepted.

     Diabetes is a growing health problem that currently affects about 150 million people worldwide and is projected to affect about 300 million people by 2025. A paper published in the October 8, 2003, issue of the Journal of the American Medical Association estimated that the lifetime probability of being diagnosed with diabetes for Americans born in 2000 is almost 33% for men and almost 39% for women. People with diabetes are at risk of significant complications, including cardiovascular disease, end-stage renal disease, blindness, and other complications that affect quality of life and productivity and result in significant cost to the worldwide health-care system. In the U.S. alone, the direct cost of diabetes in 2002 was $132 billion in medical expenditures and lost productivity. Improved glycemic control, as measured by hemoglobin A1c levels below 7%, has been shown to reduce many of the complications associated with diabetes. Despite this well-known fact, more than half of the people with diabetes are not at optimal glycemic control. Though insulin therapy alone or in combination with oral hypoglycemic agents improves glycemic control, the injection requirements of current insulin therapies are a huge barrier to its use and the attainment of good glycemic control.

    Q35) What is the status of SU-11248?

    A35) SU-11248 is the first in a class of innovative oncology products known as multitargeted tyrosine kinase inhibitors, which target both tumor and vascular cells. Phase 2 clinical trials of SU-11248 have demonstrated its clinical activity in treating patients with metastatic renal-cell carcinoma (RCC) and gastrointestinal stromal tumors (GIST). SU-11248 significantly increased objective response rates and time to progression in patients with RCC or GIST who had failed on prior therapy. Long-term clinical trials are ongoing in both indications to establish efficacy and to support regulatory approval. SU-11248 is well tolerated, orally active, and intended for long-term use in relevant patient populations. Ongoing and planned development includes trials in other solid tumors.

    Q36) What are the main approaches to treating cancer that Pfizer is undertaking?

    A36) The breadth and depth of the Pfizer pipeline is illustrated by the oncology development pipeline, which has grown to 22 compounds, including two that have advanced into Phase 3 development during the past year-edotecarin and SU-11248. All represent innovative approaches to fighting cancer in its various forms. The size of Pfizer Global Research and Development enables us to invest heavily in this area in order to attack cancer in five distinct ways:

     -- Targeted cytotoxic medicines that selectively destroy cancer cells, such as our late-stage development candidate edotecarin;
     -- Growth regulators, which interfere with aberrant signaling processes within tumor cells;
     -- Cell-survival mediators, which are designed to trigger cancer cells'
        natural suicide mechanisms;
     -- Angiogenesis inhibitors, which prevent the formation of blood vessels that nourish tumors. SU-11248, now in advanced development for gastrointestinal stromal tumors and metastatic renal-cell cancer, is an angiogenesis inhibitor that also mediates cell survival;
     -- Immunomodulators, which boost the body's immune response to cancer cells. CP-675,206, an anti-CTLA-4 antibody now in Phase 1 development, operates by this mechanism and appears to significantly boost immune response in some patients with malignant melanoma, leaving them disease-free after more than a year of treatment.

     These R&D efforts will pay dividends for Pfizer, expanding our commercial presence in oncology that currently includes major therapies, such as Aromasin and Camptosar, and giving new hope to patients in need.

    Q37) What is the status of varenicline?

    A37) Varenicline is an innovative compound for smoking cessation that will offer smokers a new opportunity to successfully quit. The quitting process is very challenging, and smokers need help in their efforts. Seven out of ten smokers are contemplating quitting or actively want to quit. However, only 3-5% of patients can quit on their own. Smokers attempting to quit experience nicotine cravings and can also experience withdrawal feelings from the satisfaction or pleasure they receive from smoking. Varenicline is designed to have a unique dual effect on smokers to reduce cravings for cigarettes and, if they do have a setback, to block the rewards from smoking. Varenicline is a partial agonist that is specific to the alpha 4-beta 2 (nicotinic) receptor. This is a different mode of action from available treatments, such as nicotine derivatives or antidepressants.

     In early Phase 2 trials, almost half of smokers treated with varenicline stopped smoking. The compound represents an advance over existing treatments in both efficacy and safety. Furthermore, varenicline enhances Pfizer's leadership in providing innovative products to treat cardiovascular risk factors and the complications often associated with smoking, including COPD. Varenicline is currently in Phase 3 development worldwide.

    Q38) What is the status of the torcetrapib/Lipitor program?

    A38) A combination product of Lipitor and torcetrapib, a cholesteryl ester transfer protein (CETP) inhibitor, is now in global Phase 3 clinical trials for dyslipidemia that include 12,000 patients and plans for enrolling 13,000 patients in mortality and morbidity trials. The objective of the Phase 3 program is to demonstrate improved efficacy and comparable safety of the combination product versus Lipitor alone in a wide range of patients with and without clinically apparent disease and across a variety of lipid abnormalities. The program is comprised of imaging trials that include intravascular ultrasound and carotid ultrasound, as well as a full range of blood-lipid efficacy studies. The program is designed to provide conclusive evidence of the benefits of raising HDL cholesterol through torcetrapib, in combination with the powerful LDL-cholesterol lowering and established benefits of Lipitor, above and beyond the well-demonstrated effects of Lipitor alone in patients with all types of lipid abnormalities. Demonstration of such benefit would provide support for use of torcetrapib/Lipitor in patients currently being treated with Lipitor and other statins. Additional scientific and mechanistic studies are also underway to broaden our understanding of the effects of CETP inhibition on lipid metabolism and atherosclerosis. These studies represent a major commitment by Pfizer to significantly advance our understanding of lipids and atherosclerosis to provide an important new tool for patients and prescribers in preventing and treating the global burden of cardiovascular disease.

     The early Phase 2 study published in the April 8, 2004, issue of the New England Journal of Medicine is the first to assess the effects of CETP inhibition on lipid parameters in patients with low HDL cholesterol, as well as the first to assess these effects in patients who were also on the statin therapy Lipitor. The study found that CETP inhibition with torcetrapib produced very substantial HDL-cholesterol elevations, both when given alone and when taken with Lipitor. It also produced LDL-cholesterol lowering alone and additive to that provided by Lipitor. In addition, the combination of torcetrapib with Lipitor produced a shift toward larger LDL and HDL particles, which is likely to be beneficial. Torcetrapib was safe and well-tolerated in this study. While the study provides important initial information, Pfizer is now in the process of conducting large-scale Phase 3 clinical trials in many types of patients to provide comprehensive information on the efficacy and safety of torcetrapib when given in combination with Lipitor.

    Q39) How did Pfizer's Animal Health business perform?

    A39) Sales of the Animal Health business increased 26% to $484 million in the second quarter of 2004, compared to the same period in 2003. These results reflect the addition of the Pharmacia product portfolio and were driven by strong performances by the companion-animal products Rimadyl, Revolution, and Clavamox/Synulox, and cattle biologicals, and by the favorable impact of a weaker U.S. dollar relative to the prior year. These benefits were partially offset by the impact of the bovine spongiform encephalopathy issue (mad cow disease) in Canada and increased generic and branded competition. With the acquisition of Pharmacia, Animal Health now is the world leader in providing products to prevent and treat diseases in animals.

    Q40) How did Pfizer's Consumer Healthcare business perform?

    A40) Sales of the Consumer Healthcare business increased 21% to $869 million in the second quarter of 2004, compared to the same period in 2003. These results for Consumer Healthcare reflect the addition of the Pharmacia product portfolio; sustained sales strength for Listerine mouthwash, which benefited from the U.S. launch of a Natural Citrus flavor; and a weaker U.S. dollar relative to the prior year.


     FINANCIAL MATTERS

    Q41) What impact did foreign exchange have on revenues in the quarter?

    A41) The weakening of the U.S. dollar relative to other currencies, principally the euro, Japanese yen, British pound, and Australian dollar, favorably impacted the revenues of legacy Pfizer products in the second quarter of 2004 by $418 million and favorably impacted consolidated revenue growth by about four percentage points. The weakening of the U.S. dollar favorably impacted the revenues of legacy Pfizer products in the first half of 2004 by $854 million and favorably impacted consolidated revenue growth by about five percentage points. The revenues of legacy Pharmacia products do not affect the impact from foreign exchange, given their treatment as incremental volume.

    Q42) What cost synergies are anticipated from the Pharmacia acquisition?

    A42) Cost synergies resulting from the acquisition of Pharmacia totaled almost $900 million in the second quarter of 2004 and are expected to be about $3.5 billion for the full year. This represents a $100 million increase versus our previous estimate, due to the faster realization of synergies during the year. Our estimate for 2005 synergies remains at about $4 billion. Synergies stem from a broad range of sources, including a streamlined organization, reduced operating expenses, and procurement savings. Merger-related expenditures (income statement and balance sheet) incurred during 2003-2005 to achieve these synergies are expected to be about $6 billion, pre-tax.

    Q43) What caused cost of goods sold to decrease by 11% in the second quarter of 2004?

    A43) The decrease in cost of goods sold was primarily driven by the impact of purchase accounting on the 2003 income statement. Consistent with purchase accounting, Pharmacia's assets, including inventory, were recorded on the Pfizer balance sheet at fair value in the prior year. As the inventory was sold, the income statement reflected the fair market value of the inventory. Sales of this inventory were completed by the end of 2003. Cost of sales in the current quarter also benefited from the favorable impact of foreign exchange, in addition to increased synergies relative to the prior year, and the revaluation of inventory to current standards, partially offset by the higher product costs attributable to certain legacy Pharmacia products. After accounting for these factors, the growth in cost of sales was comparable to the growth in sales.

    Q44) What factors affected the 14% increase in selling, informational and administrative expenses and 5% increase in R&D spending in the second quarter of 2004?

    A44) The rates of expense growth principally reflect the inclusion of Pharmacia-related activity and enhanced product support, partially offset by cost synergies from Pharmacia restructuring activities.

    Q45) What were the principal factors affecting other (income)/deductions-net?

    A45)  ($ millions)                 Second Quarter        First Half
          (Income)/Deductions         2004       2003      2004     2003
     Net Interest Income              ($2)      ($23)      ($2)    ($58)
     Various Litigation Matters         2         33         2       33
     Co-Promotion Charges and Payments
      for Intellectual-Property Rights 13         25        13      280
     Charge to Write Down
      Equity Investments               --          8        --        8
     Amortization of Finite-Lived
      Intangibles                     845        573     1,653      576
     Gains on the Sales of
      Product Lines                    (2)       (59)       (2)     (76)
     Other                           (115)      (103)     (143)    (127)
     Other (Income)/Deductions-Net   $741       $454    $1,521     $636

     Other (income)/deductions-net for the second quarter and the first six months of 2004 reflect a significant increase in expenses, including $838 million and $1.638 billion, respectively, in amortization of identifiable intangibles associated with the acquisition of Pharmacia. Consistent with purchase accounting, intangible assets are reflected on Pfizer's balance sheet at fair value. The income-statement impact reflects the amortization of these assets over their estimated useful lives (e.g., until patent expiration for a currently marketed product).

    Q46) What is Pfizer's effective tax rate for 2004?

    A46) Pfizer's effective tax rate in calculating adjusted income* from continuing operations for 2004 is 22.0%. This rate is lower than the 23.0% rate recorded in the first quarter of 2004 due to changes in product mix and tax-planning initiatives. The effective tax rate of 20.9% used in calculating adjusted income* from continuing operations in the second quarter of 2004 reflects a year-to-date adjustment for our current lower estimate of the full-year effective tax rate compared to our estimate in the first quarter.

    Q47) What is the status of Pfizer's share-purchase program?

    A47) Pfizer's financial strength and flexibility have allowed the Company to purchase its stock over the past several years. We believe that purchase of our stock is an excellent investment opportunity. In December 2003, Pfizer announced an authorization to purchase up to $5 billion of additional stock, with such purchases to be completed by the end of 2004. Under the new authorization, Pfizer purchased about 1.1 million shares at a total cost of $37 million in the fourth quarter of 2003, about 24.8 million shares at a total cost of about $912 million in the first quarter of 2004, and about 38.3 million shares at a total cost of about $1.36 billion in the second quarter of 2004.

    Q48) Why does Pfizer disclose adjusted income* and adjusted diluted EPS*?

    A48) The Company reports adjusted income* in order to portray the results of its major operations-the discovery, development, manufacture, marketing, and sale of market-leading prescription medicines for humans and animals, as well as many of the world's best-known over-the-counter products. We believe investors' understanding of the Company's performance is enhanced by disclosing adjusted income,* defined as net income excluding discontinued operations, the cumulative effect of changes in accounting principles, significant impacts of purchase accounting for acquisitions, merger-related costs, and certain significant items. Management itself analyzes the Company's performance on this basis.

     We have excluded significant purchase-accounting impacts, such as those related to our acquisitions of Pharmacia and Esperion. These impacts include charges for purchased in-process research and development, the incremental charge to cost of sales from the sale of acquired inventory that was written up to fair value, and the incremental charges related to the amortization of finite-lived intangible assets and depreciation of fixed assets for the increase to fair value. We believe that excluding these non-cash charges provides a better view of the Company's economic performance.

     The costs to integrate and restructure the operations of acquired businesses, such as Pharmacia, can be significant. We have excluded integration and restructuring costs from adjusted income* because these costs are unique to the transactions and typically occur over several years due to the global and highly regulated nature of our business.

     Pfizer excludes gains or losses on the sale of product lines of discontinued businesses as well as the related results of operations. While we review our businesses and product lines on an ongoing basis for strategic fit with our operations, we do not build or run our businesses with an intent to sell them, and therefore we have excluded such gains or losses on sales of businesses or product lines from adjusted income.*

     Certain significant items represent substantive unusual or non-recurring items. For example, Pfizer excludes charges related to various litigation matters from adjusted income* as they relate to settlements of legal matters that are not part of normal ongoing defense costs of the Company.

     In 2004, we no longer exclude certain expenses from adjusted income.* For example, co-promotion charges and payments for intellectual-property rights for unapproved products being developed by third parties were previously excluded in the calculation of adjusted income.* We have revised 2003 adjusted income* to conform to this presentation.

     A reconciliation between actual second-quarter 2004 net income as reported under U.S. GAAP and adjusted income* is included in the attached financial schedule titled "Reconciliation From Reported Income/Loss and Earnings/Loss Per Share to Adjusted Income and Earnings Per Share."

    Q49) What is the status of the in-vitro allergy and autoimmune diagnostic testing business?

    A49) On January 19, 2004, Pfizer announced that it had agreed to sell its in-vitro allergy and autoimmune diagnostic testing business for $575 million in cash to Triton and PPM Ventures, Ltd. The transaction closed in the second quarter of 2004.

    Q50) What is the status of Pfizer's announced divestitures of its surgical ophthalmology business and its portfolio of European over-the-counter and personal-care brands?

    A50) Pfizer has completed the sale of these two previously announced transactions. Pfizer's Surgical Ophthalmology business was sold to Advanced Medical Optics for $450 million in cash during the second quarter. Pfizer Consumer Healthcare completed the sale of its portfolio of 60 non-core European over-the-counter and personal-care brands to Omega Pharma for 135 million euros on June 28, which falls in Pfizer's third quarter.

    IMPROVING PATIENT ACCESS

    Q51) How is Pfizer promoting access to innovative medicines-both in the U.S. and worldwide?

    A51) For more than 30 years, Pfizer has maintained a commitment to making its medicines available to patients in need. Our efforts include:

     United States
     -- Share Card: A Pfizer program that provides qualified low-income
        Medicare beneficiaries with access to up to a 30-day supply of any Pfizer prescription medicine for a flat fee of $15 per prescription.
     -- U Share Card: A card program that integrates the expertise and pharmacy network access of UnitedHealth Group with the prescription drug savings model of the Pfizer for Living Share Card.
     -- Helpful Answers: A Pfizer initiative that includes substantial savings on Pfizer medicines for America's uninsured through Pfizer Pfriends; expanded eligibility for existing Pfizer programs (Connection to Care, Sharing the Care, Hospital Partnership) that provide free medicines; extension of Pfizer's $15 flat fee for qualified Medicare beneficiaries; and creation of a consumer-friendly, single-entry-point navigation component for all uninsured patients.
     -- Pfriends: A Pfizer program that offer substantial savings on Pfizer medicines to all uninsured Americans, regardless of age or income, with average savings of 37% for families making less than $45,000, and average savings of 15% for families making more than $45,000.
     -- Connection to Care: A Pfizer program for eligible families earning less than $31,000 per year, or $19,000 for individuals (approximately 200% of the federal poverty level), who can receive Pfizer medicines through their physicians' offices free of charge.
     -- Sharing the Care: A Pfizer program that provides Pfizer medicines free of charge to participating community health centers. Eligible families earning less than $31,000 per year, or $19,000 for individuals (approximately 200% of the federal poverty level) can receive Pfizer medicines from eligible community health centers.
     -- Hospital Partnership: A Pfizer program that provides Pfizer medicines free of charge to participating hospitals that serve a disproportionately large number of low-income patients who lack health insurance. Eligible families earning less than $31,000 per year, or $19,000 for individuals (approximately 200% of the federal poverty level), can receive Pfizer medicines from eligible hospitals.
     -- Medicine-Specific Programs: Pfizer's medicine-specific programs work in partnership with physicians to help patients with complex medical conditions.
          - Pfizer HIV/AIDS Patient Assistance Program: Viracept and Rescriptor are donated to eligible low-income HIV/AIDS patients.
          - Anti-Infective Patient Assistance Program: Diflucan, Vfend, and Zithromax are provided at no cost to eligible low-income patients with chronic medical conditions.
          - Aricept Patient Assistance Program: Aricept is donated to eligible low-income uninsured patients with Alzheimer's disease.
          - Geodon Patient Assistance Program: Geodon is donated at no cost to eligible low-income uninsured patients with schizophrenia.
          - FirstRESOURCE: Aromasin, Camptosar, Celebrex, Ellence, Emcyt, Idamycin, Trelstar, and Zinecard are made available to eligible low-income uninsured oncology patients.
          - The Bridge Program: Genotropin and Somavert support programs are designed to assist eligible patients in obtaining these medications.

    International
     -- Diflucan Partnership Program: We partner with governments to donate
        Diflucan for opportunistic infections associated with HIV/AIDS in developing countries. In all, Pfizer has committed $110 million to the program, which has distributed more than 4 million free doses of Diflucan and trained more than 18,000 healthcare workers.
     -- International Trachoma Initiative: We partner with the public section to eliminate trachoma, the world's leading cause of preventable blindness, through training and medicine donations in 10 countries in Africa and Asia. We helped train healthcare professionals who treated 10 million patients and completed 85,000 surgeries. We intend to help the World Health Organization achieve its goal of eliminating blinding trachoma by the year 2020.
     -- Infectious Diseases Institute: We are helping to build a regional treatment and training institute in Uganda to strengthen local capacity in HIV/AIDS care. We helped train 150 physicians in Uganda and the region to provide care to 400 patients per week.
     -- Global Health Fellows: We support a volunteer medical corps to fight
        HIV/AIDS in 14 developing countries that partners with nongovernmental organization. Pfizer colleagues (physicians, epidemiologists, nurses, educators, business consultants) spend up to six months on site advancing knowledge and practice in infectious diseases.
     -- International AIDS Grant Program: The Pfizer Foundation supports more than 30 organizations in 12 countries in Africa, Asia, and Latin America for HIV/AIDS training and capacity building.

    EVENTS FOR INVESTORS

    Q52) When is Pfizer's conference call?

    A52) Pfizer will be holding a conference call for analysts and investors to discuss second-quarter 2004 business performance at 1:00 PM today. To ensure universal access, the conference call will be simultaneously broadcast over Pfizer's corporate website
         (http://www.pfizer.com) and will be archived for seven days thereafter.

    Q53) When is Pfizer's next analyst meeting?

    A53) We anticipate hosting an analyst meeting, with simultaneous audio-video webcast, at the facilities of Pfizer Global Research and Development in Connecticut late in the fall. The focus of the meeting will be the Company's new-product pipeline, with further details on the meeting to follow. We also anticipate a "year-beginning" analyst meeting in New York City during the first quarter of 2005 to discuss our plans, initiatives, and expectations for 2005 and beyond.